Exhibit 10.2

EXECUTION VERSION

COMMON STOCK PURCHASE AGREEMENT

by and between

NESCO HOLDINGS, INC.

and

PE ONE SOURCE HOLDINGS, LLC

Dated as of December 3, 2020

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EXHIBITS

Exhibit A	Form of Stockholders’ Agreement
Exhibit B	Form of Amended Bylaws
Exhibit C	Form of Amended Certificate of Incorporation
Exhibit D	Form of Corporate Advisory Services Agreement
Exhibit E	Sources and Uses Table

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COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 3, 2020, is entered into by and between Nesco Holdings, Inc., a Delaware corporation (the “Company”), and PE One Source Holdings, LLC, a Delaware limited liability company (the “Investor”, and together with the Company, the “Parties”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 1.1.

BACKGROUND

A. The Investor desires to make an equity investment in the Company to facilitate the acquisition (the “Acquisition”) by the Company or any of its Subsidiaries of Custom Truck One Source, L.P., a Delaware limited partnership (“CTOS” and together with its Subsidiaries, the “CTOS Group”), an entity controlled by affiliates of Blackstone Management Partners L.L.C. (such affiliates, “Blackstone”), pursuant to a Purchase and Sale Agreement, dated as of the date hereof, among the Company, Blackstone and certain other direct and indirect equity holders of CTOS (as amended, modified or supplemented from time to time, the “Acquisition Agreement”).

B. In order to finance a portion of the Acquisition, the Company and the Investor have agreed that, pursuant to the terms of this Agreement, the Investor will purchase shares of the Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) concurrently with the consummation of the Acquisition at a purchase price of $5.00 per share (the “Purchase Price”).

C. In order to provide additional equity financing for the Acquisition, the Company desires to sell shares of the Common Stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders (the “Rights Offering”), in each of cases (i), (ii) and (iii), for the aggregate amount of up to $200,000,000 (the transactions contemplated in this sentence, the “Supplemental Equity Financing”), and the Company agrees to use any proceeds received in such Supplemental Equity Financing in excess of $100,000,000 to reduce Indebtedness in connection with the Acquisition. In case the Company receives gross proceeds from the Supplemental Equity Financing of less than $100,000,000 the Investor, in addition to the Investor’s commitment described in B., above, has committed to, subject to the terms and conditions set forth herein, purchase shares of Common Stock at a price per share equal to the Purchase Price for an aggregate amount necessary to fund such shortfall, but not exceeding $100,000,000.

D. Concurrently with the execution hereof, Platinum Equity Capital Partners V, L.P. has provided a definitive equity commitment letter (the “Equity Commitment Letter”) to the Investor with respect to the Investor’s obligation to pay the aggregate Purchase Price hereunder.

E. In order to provide debt financing for the Acquisition, the Company has entered into the Debt Commitment Letters (as defined herein) (such debt financing pursuant to the Debt Commitment Letters, the “Debt Financing”).

F. Concurrently with the consummation of the Acquisition (the “Acquisition Closing”), the Investor, the Company, Blackstone and certain other equity holders of the Company and CTOS have agreed to enter into the Amended and Restated Stockholders’ Agreement of the Company substantially in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”).

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Investor’s willingness to enter into this Agreement, certain of the Company’s stockholders are entering into support agreements with the Investor (the “Support Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:

Article I.
Definitions; Interpretation

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant Person that has made an Acquisition Proposal that are no less favorable to the Company than those contained in the Confidentiality Agreement and that does not prevent the Company from complying with its obligations under this Agreement.

“Accounting Principles” means the accounting methods, policies, practices and procedures used in the preparation of the Financial Statements of the Company as of December 31, 2019; provided, however, that to the extent the methods, policies, practices and procedures utilized in such Financial Statements are not consistent with GAAP, GAAP shall be utilized.

“Acquisition Proposal” means any proposal or offer from any Person (other than the Investor and its Representatives) with respect to (a) any merger, business combination, plan of arrangement, amalgamation, reorganization, share issuance or share exchange, consolidation or similar transaction, and (b) any direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) (other than the Investor and its Representatives), in each of cases (a) and (b), which, if consummated in one or a series of related transactions, would result in (i) fifteen percent (15%) or more of the total voting power or of any class of Equity Interests of the Company or any other Group Company or any surviving entity of such transaction or (ii) fifteen percent (15%) or more of the consolidated assets, net revenues, net income or earnings before tax, depreciation and amortization of the Group Companies, in each of cases (i) and (ii), being held by any Person.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.

“Amended Bylaws” means the Company’s Amended and Restated Bylaws in the form attached hereto as Exhibit B.

“Amended Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C.

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope to which the any Group Company is subject.

“Antitrust Law” means the HSR Act, the Sherman Act, the Clayton Act the Federal Trade Commission Act and any other federal, state or foreign antitrust, competition or trade regulation, or decree or Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Kansas City, Missouri.

“Bylaws” means the Company’s bylaws, as the same may have been amended and in effect as of the Closing Date.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

“Change” has the meaning set forth in the definition of Company Material Adverse Effect.

“Clean Team Agreement” means that certain Clean Team Addendum and Information Sharing Agreement, dated as of October 27, 2020, by and among the Company, an Affiliate of the Investor and the other parties thereto.

“Closing Net Debt” means (a) the aggregate Indebtedness of the Group Companies as of the Closing Date (excluding (x) accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), and unpaid fees or expenses with respect thereto and (y) interest rate or currency swap transactions), minus (b) the aggregate cash and cash equivalents of the Group Companies as of the Closing Date, which shall include the amount by which the proceeds from the Supplemental Equity Financing exceed $100,000,000, minus (c) the aggregate amount, which shall not exceed $5,000,000, of any fees or expenses (including fees or expenses of counsel, accountants, financial advisors and investment bankers) or other payments, in each case, that are payable in connection with the consummation of the Contemplated Transactions to the extent such fees, expenses or other payments are deferred until after the Closing Date, in each of cases (a), (b) and (c) of this sentence, determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder, in each case, as amended from time to time, and any successor thereto.

“Company Contract” means a Contract to which any Group Company is party or by which it or any of its assets is bound.

“Company Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by the Company to the Investor on the date of this Agreement.

“Company Fundamental Representations” means those representations and warranties set forth in Section 4.1(a) (Corporate Organization of the Company), Section 4.3 (Due Authorization), Section 4.4(a) (with respect to the Organizational Documents of the Company only) (No Conflicts), Section 4.6(a) and Section 4.6(c) (Capitalization), Section 4.24 (No Brokers) and Section 4.25 (first two sentences only) (Shares).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any circumstance, change, fact, event, effect, action, omission, occurrence, development or circumstance (collectively, “Changes”) that, alone, or together with any other Changes, has had or would reasonably be expected to (a) have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Group Companies and the CTOS Group, taken as a whole or (b) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Contemplated Transactions; provided that, solely with respect to clause (a) above, Changes shall not constitute or be deemed to contribute to a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent they arise after the date of this Agreement and are: (i) Changes generally affecting the industries in which any of the Group Companies and the CTOS Group operate, whether international, national, regional, state, provincial or local, (ii) Changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or provided by any of the Group Companies and the CTOS Group, including those due to or arising out of actions by competitors and regulators, (iii) Changes in general regulatory or global, national or regional political conditions (including any trade disputes, the outbreak or escalation of war (whether or not declared) or acts of terrorism), or in general economic, business, regulatory, political or market conditions, or governmental lockdown, shutdown or slowdown or other governmental intervention, including any worsening thereof, failure to raise the borrowing limit of any Governmental Authority or the results of any elections for government office or the appointment of any Person to any Governmental Authority, (iv) Changes relating to disease outbreaks, pandemics, epidemics, public health events or human health crisis (including COVID-19), including resultant actions or inactions (A) that are reasonably prudent or reasonably necessary to mitigate the effects thereof or (B) otherwise taken by any third party, including any Governmental Authority, (v) Changes relating to earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters, (vi) Changes in Law or regulatory policy or the interpretation or enforcement thereof, (vii) Changes or adverse conditions in the currency, financial, banking or securities markets in general, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency, (viii) Changes relating to the announcement, negotiation, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Investor or any of its Affiliates or any communication by the Investor or any of its Affiliates regarding its plans, proposals or projections with respect to any Group Company (including, to the extent resulting therefrom, any impact on the relationship of any Group Company, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers, employees or other agents), provided that the exceptions set forth in this clause (viii) shall not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the execution, announcement, performance or consummation of this Agreement or the consummation of the transactions contemplated by this Agreement, or any condition as it relates to any such representation or warranty, (ix) Changes in GAAP, or (x) any failure of any Group Company to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of any Group Company (it being understood that this clause (x) shall not exclude any Change giving rise to such failure to the extent any such Change is not otherwise excluded from this definition of Company Material Adverse Effect); provided that in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix) and (x) above, any Change shall be taken into account to the extent such Change has a disproportionate impact (but solely to the extent of such disproportionate impact) on the Group Companies and the CTOS Group relative to other participants (x) located in the geographic locations and (y) in the industries, businesses, or markets, in each case, in which the Group Companies and the CTOS Group conduct business.

“Company Option” means options to purchase shares of Common Stock of the Company issued under the Incentive Plan.

“Company PSU” means performance share units of the Company issued under the Incentive Plan.

“Company RSU” means restricted stock units of the Company issued under the Incentive Plan.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 20, 2020, by and between the Company and an Affiliate of the Investor.

“Consent” means any consent, approval, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, registration or notification.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the issuance, purchase and sale of the Shares, the Supplemental Equity Financing, the Debt Financing, the Acquisition, the entering into the Acquisition Agreement and the Stockholders’ Agreement by the Company and the other parties thereto and the adoption by the Company of the Amended Certificate of Incorporation and the Amended Bylaws.

“Contract” means any agreement, contract, lease, sublease, guaranty, commitment, letter of intent, franchise, indenture, note, bond, loan, security agreement, purchase order, deed, instrument, license, sublicense or other legally binding commitment or undertaking, including all amendments thereto.

“control,” “controlled,” “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of a majority of such Person’s outstanding voting equity or by contract, and with respect to “controlled Affiliates” includes Affiliates controlled by such Person.

“Corporate Advisory Services Agreement” means the agreement between the Company and Platinum Equity Advisors, LLC substantially in the form attached hereto as Exhibit D.

“DGCL” means the Delaware General Corporation Law.

“Director Indemnification Agreements” means the indemnification agreements to be entered into at Closing between the Company and each director appointee designated by the Investor in accordance with Section 5.3(c) and Section 6.2, which indemnification agreements shall be consistent with the form of indemnification agreement filed as an exhibit to the Company’s Form 10-K filed March 16, 2020.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and the Investor Disclosure Schedules.

“Environmental Law” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Equity Interests” means, with respect to any Person, any corporate stock, shares, partnership interests, limited liability company interests, membership interests or units, or any other ownership or equity interests of such Person, or other equity participation in such Person that confers on any other Person the right to receive a share of the profits and losses of, or distribution of the assets of, such Person, including joint venture interests, phantom stock, stock appreciation rights or other rights determined by reference to the value of the equity interests of such Person, and all warrants, options, rights to vote or purchase or any other rights or securities directly or indirectly convertible into or exercisable or exchangeable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 31, 2019, by and among the Company and the other parties thereto.

“Existing Stockholders’ Agreement” means the Stockholders’ Agreement of the Company, dated as of July 31, 2019, by and among the Company and the other parties thereto.

“Expenses” means, with respect to the Investor or the Sellers’ Representative, as applicable, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the Contemplated Transactions.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fraud” means, with respect to the Company and the Investor, any actual and intentional common law fraud by such Person solely and exclusively with respect to the making of any representation or warranty by such Person set forth in Article III or Article IV.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any (a) foreign or domestic, supranational or national, or federal, state, provincial or local governmental authority, or any political subdivision of any of the foregoing, (b) court of competent jurisdiction, administrative agency, department, bureau, board or commission, tribunal or arbitral body, arbitrator or mediator or (c) quasi-governmental, regulatory, self-regulatory, legislative, taxing, executive or administrative authority or similar instrumentality of any governmental authority.

“Group Companies” means the Company and each of its Subsidiaries.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder by the Federal Trade Commission from time to time.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness, whether or not contingent, for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (iii) obligations for the deferred purchase price of property or services, including any earn-out (whether or not contingent), (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (vi) all loans to such Person by any of its suppliers, (b) all obligations or Liabilities of such Person (whether or not contingent) under or in connection with letters of credit or bankers’ acceptances or similar items (in each case, to the extent drawn), (c) that portion of obligations with respect to capital leases that is properly classified as a long term Liability on a balance sheet in conformity with GAAP, (d) all obligations of such Person under interest rate or currency swap transactions, (e) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries). Indebtedness shall not include any of the foregoing that is solely between the Company or any of its wholly owned Subsidiaries, on the one hand, and the Company or any of its wholly owned Subsidiaries, on the other hand.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (i) patents and patent applications, invention disclosures, provisionals, non-provisionals, statutory invention registrations and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereto; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, designs, symbols and pending applications therefor and other distinctive identification and indicia of source of origin, together with the goodwill symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, Software and other works of authorship and copyrightable subject matter; (iv) Proprietary Information; and (v) internet domain names.

“Intervening Event” means any event or development material to the Group Companies, taken as a whole, and first occurring or arising after the date of this Agreement and prior to the receipt of the Required Vote to the extent that such event or development was not known by, or reasonably foreseeable to, the Board prior to the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Investor Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by the Investor to the Company on the date of this Agreement.

“Investor Material Adverse Effect” means any Change that, alone, or together with any other Changes would reasonably be expected to materially impair or materially delay the ability of the Investor to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

“IT Systems” means information technology, computing, networking and communications systems, resources, equipment and information, including telecommunications and network equipment, Software and associated attachments, features, accessories, peripheral devices and servers.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of Lee Jacobson, Robert Blackadar, Josh Boone and Kevin Kapelke after reasonable inquiry of their direct reports and (b) with respect to the Investor, Louis Samson and David Glatt.

“Laws” means all laws (including common law), constitutions, treaties, statutes, rules, regulations, ordinances, directives and other requirements or Permits of any Governmental Authority and all Orders.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Liability” means any liability, debt, obligation, loss, claim, Proceeding, assessment, Tax or commitment of any nature whatsoever (whether direct or indirect, known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” means Intellectual Property that the Company or any of its Subsidiaries is licensed by a third party to use.

“Liens” means any lien, mortgage, security interest, deed of trust, lease, sublease, occupancy agreement, right of way, covenant, condition, restriction, encroachment, easement, license, option, rights of first refusal, adverse claim, pledge, charge, claim or other encumbrance or restriction, and any conditional, installment, contingent sale or other title retention agreement or lease in the nature thereof.

“NYSE” means the New York Stock Exchange.

“Order” means any binding order, decision, ruling, writ, permit, judgment, injunction, decree, stipulation, determination, award, license, decision, directive, stipulation, authorization, assessment, agreement or other determination issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course” means the ordinary and usual course of normal day-to-day operations consistent with past practice; provided, that actions or inactions (a) that are reasonably prudent or reasonably necessary to mitigate the effects of the COVID-19 pandemic and the Changes resulting therefrom, or (b) required or prudent to comply with applicable Law, guidelines or best practices of any Governmental Authority or Orders in connection with or in response to the COVID-19 pandemic and the Changes resulting therefrom shall, in each case, be considered to have been taken in the Ordinary Course so long as, prior to any such action or inaction by or on behalf of the Company after the date hereof and prior to Closing, the Company has consulted with the Investor and considered in good faith the Investor’s reasonable suggestions with respect thereto.

“Organizational Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and (d) any other entity, its organizational and governing documents of similar substance to any of the foregoing, in each case as amended.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interest in real property owned by the Company or any Subsidiary.

“Permit” means any consent, approval, authorization, franchise, license, registration, permit, right, exemption, waiver, filing, allowance, variance or certificate of, or granted by, any Governmental Authority.

“Permitted Liens” means (a) Liens imposed by or in favor of landlords, carriers, warehousemen, workmen, repairmen, mechanics and materialmen and other like Liens incurred in the Ordinary Course for amounts which are not due and payable, (b) purchase money Liens and Liens arising under conditional sales agreements and equipment leases with third parties entered into in the Ordinary Course for amounts which are not due and payable, (c) Liens for Taxes, assessments, governmental charges or other levies that are not yet due and payable or, if due and payable, that may thereafter be paid without penalty, (d) deposits or pledges made in the Ordinary Course in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (e) Liens under Indebtedness of the Company set forth on Section 1.1 (Permitted Liens) of the Company Disclosure Schedules, (f) Liens arising in the Ordinary Course and (g) other Liens (other than Liens under or securing Indebtedness) that do not, individually or in the aggregate, detract in any material respect from or interfere with the value, marketability or use of the asset subject thereto; provided, that in case of clauses (a) through (g) appropriate reserves have been made by the Company in accordance with GAAP to the extent required.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including any Governmental Authority).

“Personal Data” means (a) any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person or (b) any information considered personal data under applicable Law.

“Privacy Agreements” means all data and privacy related policies and other Contracts to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries make commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning the privacy, security, disposal, destruction, disclosure, transfer or processing of Personal Data, including the Regulation (EU) 2016/279 of the European Parliament and of the Council (General Data Protection Regulation), the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., and the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003), and in each case, the rules implemented thereunder.

“Proceeding” means any action, claim, demand, litigation, suit, counter suit, civil charge, criminal proceeding, complaint, dispute, examination, injunction, hearing, investigation, inquiry, audit, settlement, mediation, arbitration or other legal or administrative proceeding of any sort by or before any Governmental Authority.

“Proprietary Information” means all trade secrets and confidential or proprietary information and know-how, and methodologies, processes, techniques, research and development information, specifications, algorithms, inventions, financial, technical, marketing and business data, sales, pricing and cost information, customer information, Personal Data, perspective and current supplier lists, and tangible embodiments of the foregoing, in whatever form or medium.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Stockholders Meeting, as amended or supplemented.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Rental Fleet” means the Group Companies’ “equipment rental fleet” as such term is used in the Company SEC Documents.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, insurers, advisors, representatives and other agents acting on behalf of such Person.

“Required Amount” means the higher of (a) $700,000,000 and (b) an amount equal to the lower of (i) $763,000,000 and (ii) the aggregate amount by which the sum of the “Acquisition Uses” exceeds the sum of the “Acquisition Sources”, as more fully described in the Company’s Sources and Uses Table attached as Exhibit E and, in each case, determined on a consolidated basis in accordance with Exhibit E.

“Sanctions Law” means any economic sanctions or comprehensive trade embargos administered by (i) any agency or branch of the United States government, including the U.S. Department of the Treasury, Office of Foreign Assets Control, (ii) by Her Majesty’s Treasury in the U.K., or (iii) any applicable U.N., E.U. or other international sanctions regime.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Software” means all computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature together with all processes, technical data, scripts, algorithms, databases, programming comments, data collections, APIs, and documentation.

“Subsidiary” means, with respect to any Person, any entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (b) that is controlled by such Person.

“Substitute Financing” has the meaning set forth in the Acquisition Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to sixty five percent (65%)) that was made by any Person (provided that such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of Section 6.7) on terms that the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering all financial, legal, financing and other aspects of such Acquisition Proposal (including the financing terms thereof, the conditionality, regulatory aspects and the timing and likelihood of consummation of such Acquisition Proposal and any changes to this Agreement that may be proposed by the Investor in response to such Acquisition Proposal), (a) is reasonably likely to be consummated in accordance with its terms and (b) if so consummated, would result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Contemplated Transactions (including taking into account any applicable Termination Fee).

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract, or otherwise.

“Tax Returns” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Transaction Documents” means this Agreement, the Acquisition Agreement, the Support Agreements, the Stockholders’ Agreement and all other documents delivered or required to be delivered by any party pursuant thereto.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Acquisition	Recital
Acquisition Agreement	Recital
Acquisition Closing	Recital
Acquisition Documents	Section 6.13
Acquisition Proposal Information	Section 6.7(c)
Affiliate Agreement	Section 4.18
Agreement	Preamble
Backstop Amount	Section 2.1(b)
Balance Sheet Date	Section 4.8
Blackstone	Recital
Change of Recommendation	Section 6.7(d)
Closing	Section 2.2
Closing Board Actions	Section 5.3(c)

Closing Date	Section 2.2
Closing Notice	Section 2.3
Closing Statement	Section 2.3
Common Stock	Recital
Company	Preamble
Company Benefit Plan	Section 4.15(a)
Company Recommendation	Section 6.12(c)
Company SEC Documents	Section 4.7(a)
CTOS	Recital
CTOS Group	Recital
Debt Commitment Letters	Section 4.31
Debt Financing	Recital
Designated IT Systems	Section 4.21(d)
Earn-Out Shares	Section 4.6(a)
Equity Commitment Letter	Recital
ERISA	Section 4.15(a)
ERISA Affiliate	Section 4.15(e)
Fee Letters	Section 4.31
Financial Statements	Section 4.7(b)
Foreign Subsidiary	Section 4.16(n)
Incentive Plan	Section 4.6(a)
Interim Period	Section 6.1(a)
Intervening Event Notice	Section 6.7(f)(i)
Investor	Preamble
Match Period	Section 6.7(e)(ii)
Material Permits	Section 4.20
Multiemployer Plan	Section 4.15(e)
Notice of Change of Recommendation	Section 6.7(e)(ii)
OFAC	Section 3.13
Parties	Preamble
Preferred Stock	Section 4.6(a)
Prohibited Parties	Section 4.17(c)
Purchase Price	Recital
Real Estate Lease Documents	Section 4.13(b)
Registered Intellectual Property	Section 4.21(a)
Registration Statement	Section 6.14(a)
Required Vote	Section 4.29(c)
Rights Offering	Recital
Sanctions Countries	Section 4.17(c)
Sarbanes-Oxley Act	Section 4.7(c)
SDNs	Section 4.17(c)
Security Procedures	Section 4.21(d)
Sellers’ Representative	Section 7.3
Shares	Section 2.1
Stockholders Meeting	Section 6.12(c)
Stockholders’ Agreement	Recital

Subscription	Section 2.1
Supplemental Equity Financing	Recital
Support Agreements	Recital
Termination Date	Section 7.1(b)(ii)
Termination Fee	Section 7.2(b)
Warrants	Section 4.6(a)

Section 1.2. Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section, provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a Person are also to its successors and permitted assigns;

(i) references to monetary amounts are to the lawful currency of the United States;

(j) words importing the singular include the plural and vice versa and words importing gender include all genders;

(k) the word “or” is not exclusive;

(l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(m) references herein to the Company or any of its Subsidiaries shall be deemed to include any and all predecessors of the Company or such Subsidiary, as the case may be; and

(n) except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Article I, shall be construed in accordance with GAAP.

Article II.
Sale and Purchase; Closing

Section 2.1. Sale and Purchase of the Shares. Upon the terms and subject to the conditions herein contained, the Company shall sell to the Investor, and the Investor shall purchase from the Company (the “Subscription”), at the Closing the following shares of Common Stock (the “Shares”):

(a) a number of Shares equal to a fraction, the numerator of which shall be the Required Amount and the denominator of which shall be the Purchase Price; and

(b) at the option of the Company, a number of Shares equal to a fraction, the numerator of which is the Backstop Amount and the denominator of which is the Purchase Price. The “Backstop Amount” means an amount equal to the lower of (i) the positive amount by which (A) $100,000,000 exceeds (B) the aggregate cash proceeds actually received by the Company pursuant to the Supplemental Equity Financing, if any, and (ii) an amount determined by the Company, provided, that, in no event shall the Backstop Amount exceed $100,000,000.

Section 2.2. Closing. The closing of the transactions contemplated in Section 2.1 (the “Closing” and the date on which the Closing occurs, the “Closing Date”) shall occur on such date on which conditions to the Closing set forth in Article V have been satisfied, or, to the extent permitted by applicable Law, waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Latham & Watkins LLP, 555 11th Street, N.W., Suite 1000, Washington, D.C. 20004 (or remotely via the electronic exchange of closing deliveries), or at such other place, time and date as shall be agreed between the Company and the Investor. The Closing shall occur substantially concurrently with the closing of the Supplemental Equity Financing, if any, and the Acquisition Closing.

Section 2.3. Closing Notice and Closing Statement. On or prior to the second (2nd) Business Day prior to the Closing Date, the Company shall deliver to the Investor a written notice (the “Closing Notice”) specifying (a) the anticipated date of the Acquisition Closing, (b) the anticipated Closing Date, which shall be the date specified in clause (a) of this sentence, (c) the Backstop Amount, (d) the wire instructions for delivery of the aggregate Purchase Price to the Company (or a designee of the Company) and (e) a statement (the “Closing Statement”) setting forth in reasonable detail the good faith estimate by the Company of the Required Amount and the computations used in connection therewith. After delivery of the Closing Statement included in the Closing Notice, the Company shall deliver to the Investor and its Representatives upon their reasonable request any supporting documentation, books and records in order to verify the information contained in the Closing Statement. In the event the Investor disagrees with the Required Amount as calculated in the Closing Statement, the Investor and the Company shall work cooperatively to resolve all areas of disagreement prior to the Closing Date The Company shall use reasonable best efforts to deliver the Closing Notice on the same day that it receives the Closing Statement (as defined in the Acquisition Agreement) if such day is earlier than the second (2nd) Business Day prior to the Closing Date.

Section 2.4. Delivery Of Shares and Payment of Purchase Price.

At the Closing,

(a) the Company shall deliver (or cause the delivery of) the Shares to the Investor (or to a custodian designated by the Investor) in book entry form and in the name of the Investor (or its nominee in accordance with the Investor’s written delivery instructions provided to the Company at least three (3) Business Days before the Closing Date), free and clear of any Liens or other restrictions (other than those arising under this Agreement, the Stockholders’ Agreement or state or federal securities Laws); and

(b) the Investor shall deliver the aggregate Purchase Price in cash via wire transfer of immediately available funds to the account(s) specified in the Closing Notice.

Section 2.5. Return of Purchase Price and Shares. In the event that the consummation of the Acquisition Closing does not occur on the same day as the consummation of the Closing, the Company shall promptly (but in no event later than two (2) Business Days after the consummation of the Closing) return the funds delivered by the Investor to the Company pursuant to Section 2.4(b) by wire transfer of immediately available funds to the account specified by the Investor and the Investor upon receipt of such funds shall promptly transfer the Shares, free and clear of any Liens or other restrictions (other than those arising under this Agreement or state or federal securities Laws), to the Company for cancellation.

Section 2.6. Other Actions at Closing. At the Closing,

(a) the Company shall (i) deliver (or cause the delivery of) to the Investor an executed counterpart of the Stockholders’ Agreement, the Corporate Advisory Services Agreement, and the Director Indemnification Agreements, in each case, duly executed by the Company, (ii) file the Amended Certificate of Incorporation with the Secretary of State of Delaware in accordance with the DGCL and (iii) adopt the Amended Bylaws; and

(b) the Investor shall deliver (or cause the delivery of) to the Company an executed counterpart of the Stockholders’ Agreement, the Corporate Advisory Services Agreement, and the Director Indemnification Agreements, in each case, duly executed by the Investor and/or its applicable Affiliates party thereto.

Section 2.7. Use of Proceeds. The Company shall use the proceeds from the Subscription to pay the Purchase Price (as defined in the Acquisition Agreement) and the other amounts payable under the Acquisition Agreement.

Section 2.8. Additional Issuances; Adjustment.

(a) In the event that at any time during the one (1) year period following the Closing Date the representation and warranty set forth in Section 4.6(a) (Capitalization) is determined not to have been true as of the date hereof, or it is determined that during the Interim Period the Company issued Equity Interests in violation of its obligations under Section 6.1, the Company shall issue to the Investor, at no cost to the Investor, and as an adjustment to the purchase price paid by the Investor per share of Common Stock, an additional number of shares of Common Stock such that the Investor is issued, in the aggregate with the shares issued to the Investor at the Closing, the same percentage of shares of Common Stock, calculated on a fully diluted basis, as the Investor would have been issued hereunder at the Closing had such representation and warranty been true and accurate in all respects as of the date hereof.

(b) Any additional shares of Common Stock issued to the Investor pursuant to this Section 2.8 shall be (i) duly authorized for issuance pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and shall be free and clear of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable securities Laws, (ii) not subject to any preemptive rights, rights of first refusal or other similar rights or provisions contained in the Certificate of Incorporation, the Bylaws or any agreement to which the Company is a party, and (iii) treated as if they were issued at the Closing and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to, and the application of any anti-dilution or similar provisions (as set forth in the Certificate of Incorporation) which would have been applicable to, such shares of Common Stock had they been issued at the Closing.

(c) In connection with any issuances of stock pursuant to this Section 2.8, the Company shall take all action necessary to cause its Certificate of Incorporation to be amended to increase the authorized capital of the Company to permit such issuances. Any shares of Common Stock issued to the Investor pursuant to this Section 2.8 shall, when issued, be validly issued and fully paid and nonassessable and free and clear of any Liens or other restrictions (other than those arising under this Agreement, the Stockholders’ Agreement or state or federal securities Laws).

Article III.
Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows (except as set forth in the Investor Disclosure Schedules, each section of which, subject to Section 7.4(n), qualifies the correspondingly numbered and lettered representations in this Article III):

Section 3.1. Corporate Organization of the Investor.

(a) The Investor has been duly formed and is validly existing as a limited liability company under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.

(b) The Investor is licensed or qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 3.2. No Conflicts. The execution, delivery and performance by the Investor of this Agreement and each other Transaction Document to which it is (or, at the Closing or the Acquisition Closing, will be) a party, and the consummation by the Investor of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of the Investor, or (b) other than any filings that the Investor may be required to make or effect pursuant to applicable securities Laws, conflict with or result in any violation of any provision of any Law, Permit or Order applicable to the Investor, or any of its respective properties or assets, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Investor is a party or by which the Investor or any of its respective assets or properties may be bound or affected, except, in the case of clause (b) above, for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have an Investor Material Adverse Effect.

Section 3.3. Governmental Consents. Assuming the truth and accuracy of the representations and warranties contained in Section 4.3 and Section 4.5, no Consent of, with or to any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Investor with respect to the Investor’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any filings that the Investor may be required to make or effect pursuant to applicable securities Laws or (c) any Consents, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 3.4. Proceedings; Orders. There are no, and there have been no, (a) Proceedings pending, threatened in writing or, to the Knowledge of the Investor, threatened orally against any of the Investor or its Affiliates or affecting any of their respective assets, or (b) Orders by which any of the Investor or its Affiliates or any of their respective assets is bound, in the case of each of clauses (a) and (b), that would, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 3.5. Authority; Execution and Delivery; Enforceability. The Investor has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party and the consummation by the Investor of the transactions contemplated hereby and thereby have been (or, at the Closing or the Acquisition Closing, will be) duly authorized and approved by all necessary limited liability company action on the part of the Investor. The Investor has (or, at the Closing or the Acquisition Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party constitutes (or, at the Closing or the Acquisition Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 3.6. Brokers. There is no investment banker, broker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of the Investor and who is entitled to any fee or commission in connection with the Subscription other than such fees or commissions for which the Company will not be responsible.

Section 3.7. Investor Status. The Investor is (a) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and an “Institutional Account” (within the meaning of FINRA Rule 4512(c)), and (b) is acquiring the Shares only for its own account and (c) not for the account of others, and not on behalf of any other account or Person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

Section 3.8. No Public Offering. The Investor understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The Investor understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (a) to the Company or a Subsidiary thereof, (b) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (c) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (a) and (c) in accordance with any applicable securities Laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. The Investor acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

Section 3.9. Receipt of Information. The Investor represents that it has had an opportunity to ask questions and receive answers and documents from the Company regarding the business, properties, prospects and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to the Investor or to which the Investor had access.

Section 3.10. Financing. The Investor has delivered to the Company a true and complete copy of the executed Equity Commitment Letter dated as of the date hereof, which has not been amended or modified in any manner since the Investor provided, on or prior to the date of this Agreement, a fully executed copy of such Equity Commitment Letter as in effect as of the date hereof. As of the date hereof, the Equity Commitment Letter has not been withdrawn, rescinded or repudiated in any respect. As of the date hereof, the Equity Commitment Letter is in full force and effect, is not subject to any contingencies or conditions that are not set forth therein, and represents a valid, binding and enforceable obligation of the Investor and, to the Knowledge of the Investor, the other parties thereto, enforceable in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) or by the discretion of any Governmental Authority before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a Proceeding at Law or in equity). There are no other agreements, side letters or arrangements (other than the Equity Commitment Letter) to which the Investor is a party or contemplated by the Investor or any of its Affiliates relating to the Equity Commitment Letter that would reasonably be expected to adversely affect the availability of the Subscription at the time of the Closing. As of the date hereof, no event has occurred insofar as it relates to the Investor or its Affiliates that, with or without notice, lapse of time or both, assuming satisfaction of the conditions precedent set forth in Article V, is reasonably expected to constitute a default or breach under any term or condition of the Equity Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions contained in this Agreement, the Investor has no reasonable basis to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied pursuant to the Equity Commitment Letter. Except as set forth in the Equity Commitment Letter, as of the date hereof, the Investor has not incurred any obligation, commitment, restriction or Liability of any kind that might reasonably be expected to impair or adversely affect its ability to have the aggregate Purchase Price immediately available as of the Closing Date. As of the date hereof, assuming the satisfaction of the conditions contained in this Agreement, no Person has any right to impose, and the Investor and, to the Knowledge of the Investor, the other parties to the Equity Commitment Letter do not have any obligation to accept, (x) any condition precedent to such funding other than the conditions expressly set forth in the Equity Commitment Letter nor (y) any reduction to the aggregate amount available under the Equity Commitment Letter on the Closing Date (nor any term or condition not expressly set forth in the Equity Commitment Letter which would have the effect of reducing the aggregate amount available under the Equity Commitment Letter on the Closing Date), other than in the case of clause (y), any reduction in the commitments taking into account the proceeds received from the issuance of any securities in connection therewith.

Section 3.11. Financial Capability. At the Closing the Investor will have available funds, in each case, necessary to consummate the Closing on the terms and conditions contemplated by this Agreement and to make any other necessary payment required by the Investor contemplated hereunder and under the other Transaction Documents.

Section 3.12. Ownership of Company Securities. Neither the Investor nor any of its Affiliates beneficially owns any share of Common Stock as of the date hereof.

Section 3.13. Money Laundering Laws. To the Knowledge of the Investor, no funds to be paid to the Company hereunder have been derived from, or will be derived from, either directly or indirectly, any Person (a) connected with any Sanctions Country; (b) connected with any government, country or other entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (c) that is prohibited by any Law administered by OFAC, or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction.

Section 3.14. Proxy Statement. None of the information supplied or to be supplied by the Investor or its Affiliates insofar as it relates to the Investor or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first filed with the SEC or mailed to the Company’s stockholders or at the time of the Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact relating to the Investor or its Affiliates and required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.15. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by the Company in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Investor or its Representatives of any documentation, projections, estimates, budgets or other information), the Investor acknowledges that none of the Company or any of its respective Subsidiaries or any other Person on behalf of the Company has made or makes any other express or implied representation or warranty in connection with the transactions contemplated hereby, and the Investor has not relied on any such representation or warranty from the Company or any of its Subsidiaries or Affiliates or any other Person on behalf of the Company in determining to enter into this Agreement. Without limiting the foregoing, the Investor acknowledges that (a) none of the Company or any of its respective Affiliates or Subsidiaries or any other Person on behalf of the Company has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and the Investor has not relied on any such representation or warranty from the Company or any of its Subsidiaries or Affiliates or any other Person on behalf of the Company in determining to enter into this Agreement and (b) the Investor shall not have any claim against the Company or any of its Subsidiaries resulting from any such information provided or made available to the Investor or any of its Representatives, and any such claim is hereby expressly waived.

Article IV.
Representations and Warranties by the Company

The Company hereby represents and warrants to the Investor as of the date of this Agreement and as of the Closing Date as follows (except as set forth in (x) the Company SEC Documents (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such filings or similar forward-looking or predictive statements and that are not factual information but merely cautionary language) or (y) the Company Disclosure Schedules, each section of which, subject to Section 7.4(n), qualifies the correspondingly numbered and lettered representations in this Article IV):

Section 4.1. Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws previously made available by the Company to the Investor are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries.

(a) The Subsidiaries of the Company are set forth on Section 4.2 of the Company Disclosure Schedules, including a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each holder set forth on Section 4.2 of the Company Disclosure Schedules owns beneficially and of record, free and clear of all Liens other than Permitted Liens or Liens arising under applicable securities Laws, all such equity interests described therein as being held by such holder. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 4.3. Due Authorization. The execution, delivery and performance by the Company of this Agreement and by each Group Company of the Transaction Documents to which such Group Company is (or, at the Closing or the Acquisition Closing, will be) a party and, subject to the receipt of the Required Vote, the consummation of the transactions contemplated hereby and thereby by the Group Companies have been duly authorized and approved by all necessary action, if any, on the part of the relevant Group Companies and their respective equity holders.

Section 4.4. No Conflicts. Subject to the Required Vote, the execution, delivery and performance by the Company of this Agreement and each Group Company of the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party and the consummation by the Group Companies of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of the Company or its Subsidiaries or (b) other than any filings that the Company may be required to make or effect pursuant to applicable securities Laws, conflict with or result in any violation of any provision of any Law, Permit or Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Company Contract, or (c) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b) or (c) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5. Governmental Consents. No Consent of, with or to any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and the rules and regulations of NYSE, (b) any filings that the Company may be required to make or effect pursuant to applicable securities Laws, (c) the filing of the Amended Certificate of Incorporation or (d) any Consents, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6. Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (“Preferred Stock”). As of the date hereof there are no other Equity Interests of the Company authorized, reserved, issued or outstanding, other than with respect to Company RSUs, Company PSUs, Company Options, Warrants and Earn-Out Shares as described in this Section 4.6. As of the close of business on December 1, 2020: (i) 49,156,753 shares of Common Stock were issued and outstanding, (ii) 4,650 shares of Common Stock were held in treasury by the Group Companies and (iii) no shares of Preferred Stock were issued or outstanding. The Company has no shares of Common Stock or Preferred Stock reserved for issuance, other than (x) shares of Common Stock reserved for issuance pursuant to the Company’s Amended and Restated 2019 Omnibus Incentive Plan (the “Incentive Plan”), under which as of the close of business on December 1, 2020, (A) 1,177,592 shares of Common Stock were subject to issuance pursuant to outstanding Company RSUs, (B) no shares of Common Stock were subject to issuance pursuant to outstanding Company PSUs (assuming achievement of applicable performance goals at target level), (C) 2,413,583 shares of Common Stock were subject to issuance pursuant to outstanding Company Options, and (D) 2,431,325 shares of Common Stock were reserved for additional issuances as grants under the Incentive Plan, (y) as of December 1, 2020, 20,949,980 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (“Warrants”) and (z) as of December 1, 2020, 3,451,798 shares of Common Stock (“Earn-Out Shares”) issuable under the Agreement and Plan of Merger, dated as of April 7, 2019, by and among the Company, certain Subsidiaries of the Company and the other parties thereto (as amended, modified or supplemented from time to time prior to the date of this Agreement). All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with applicable Laws and the Organizational Documents of the Company and were not issued in breach or violation of any preemptive rights or Contract. With respect to the Company RSUs, Company PSUs and Company Options, each grant was made in accordance with the terms of the Incentive Plan, all applicable Laws and the rules and regulations of NYSE. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b) The outstanding shares of capital stock or other Equity Interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating a Company Subsidiary to issue, sell, pledge, transfer or repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, sold, pledged, transferred, repurchased, redeemed or otherwise acquired or disposed of any Equity Interests in, or debt securities of, any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any securities or Equity Interests of a Company Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of the Group Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Group Company’s equity holders may vote.

(c) Except for the Existing Stockholders’ Agreement and the Existing Registration Rights Agreement, each of which will terminate or be amended and restated in connection with the consummation of the Closing, no Group Company is party to a stockholders agreement, voting agreement or registration rights agreement relating to the Equity Interests of a Group Company.

Section 4.7. SEC Reports and Financial Statements.

(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since July 31, 2019 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were (or, with respect to any Company SEC Document filed after the date of this Agreement, will be) prepared in accordance and complied in all material respects with the requirements of the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or will be, as the case may be) made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained or incorporated by reference in the Company SEC Documents (the “Financial Statements”), (i) complied, in all material respects, as of their respective dates of filing with the SEC, with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods indicated (except, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly present in all material respects and in accordance with GAAP applied on a consistent basis the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of the Group Companies’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements are subject to normal and recurring year-end and quarter-end adjustments, which are not in the aggregate material).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company maintains, and has maintained since July 31, 2019, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the Group Companies’ internal control over financial reporting; and the Company has provided to the Investor prior to the date of this Agreement true, correct and complete copies of any such disclosures made from July 31, 2019 to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in the event that any such material weakness or fraud was identified, each Group Company has addressed and resolved any such material weakness or fraud.

(d) Except for matters resolved prior to the date of this Agreement, since July 31, 2019, (i) no Group Company nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or other Representatives has received written or, to the Knowledge of the Company, oral notice of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Group Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the Knowledge of the Company, no attorney representing any Group Company, whether or not employed by a Group Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by a Group Company or any of the Group Companies’ officers, directors, employees or agents to the Board or any committee thereof or to the chief executive officer or general counsel of the Company pursuant to the Company’s policies adopted in accordance with Section 307 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(e) None of the Company SEC Documents filed on or prior to the date of this Agreement is, to the Knowledge of the Company, subject to ongoing SEC review, including outstanding or unresolved comments in comment letters received by the Company from the SEC staff.

(f) No Group Company has listed any of its securities on any stock exchange in any jurisdiction, other than the shares of Common Stock listed by the Company on the NYSE.

(g) No Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act.

Section 4.8. Undisclosed Liabilities. The Group Companies have no Liabilities that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the balance sheet of the Company dated September 30, 2020 (the “Balance Sheet Date”) included in the Form 10-Q filed by the Company with the SEC on November 9, 2020, (b) that have arisen since the Balance Sheet Date in the Ordinary Course, (c) arising under this Agreement or the Acquisition Agreement (other than because of a breach thereof) and/or the performance by the Group Companies of their respective obligations thereunder or (d) other Liabilities that would not, individually or in the aggregate, (i) be material to the Group Companies (taken as a whole) or (ii) materially impair the ability of the Group Companies (taken as a whole) to operate in the Ordinary Course.

Section 4.9. Absence of Changes.

(a) Since the December 31, 2019, there has not been any Change that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(b) From the Balance Sheet Date through the date of this Agreement, (i) the Group Companies have conducted their business and operated their properties in the Ordinary Course and (ii) no Group Company has taken any action that would require the consent of the Investor pursuant to Section 6.1 if such action had been taken after the date hereof.

Section 4.10. Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Schedules, there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Order or, to the Knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to operate in the Ordinary Course. To the Knowledge of the Company, as of the date hereof, there is no Proceeding against any current or former member, manager or employee of any Group Company with respect to which any Group Company has, or is reasonably likely to have, a material indemnification obligation.

Section 4.11. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Real Property or (ii) to the Knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) no Group Company has received any written notice of any material violation of, or material Liability under, any Environmental Law during the past three (3) years, the subject of which is unresolved;

(d) neither the Company nor its Subsidiaries is subject to any current Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(e) no Proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or Liability under Environmental Law;

(f) neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions will trigger any reporting, investigation or remedial obligations under any property transfer Environmental Laws;

(g) no Group Company has assumed by Contract any material Liabilities of any other Person arising under Environmental Laws; and

(h) the Company has made available to the Investor true, complete and correct copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) concerning the business and properties of the Group Companies prepared on behalf of any Group Company in the past two (2) years relating to the operation of the Group Companies’ business that are in any Group Company’s possession.

Section 4.12. Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedules contains a listing of all Company Contracts (other than purchase orders) described in clauses (i) through (xiv) and existing as of the date of this Agreement. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Schedules have been provided to or made available to the Investor or its agents or representatives.

(i) Any Company Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) Any Company Contract that is an employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the Ordinary Course) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash salary in excess of $250,000;

(iii) Any Company Contract that is a collective bargaining agreement;

(iv) Any Company Contract that is a license agreement with respect to Intellectual Property that is: (A) material to the business of the Group Companies; or (B) involves annual payments to or from any Group Company in the amount of $100,000 or greater; and;

(v) Any Company Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case, in an amount in excess of $1,000,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness (other than Permitted Liens), or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $500,000 of committed credit;

(vi) Any Company Contract providing for a Group Company to make any capital contribution to, or other investment in, any Person other than a Group Company;

(vii) Any Affiliate Agreement;

(viii) Any Company Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries since July 31, 2019 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix) Any Company Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the Ordinary Course consistent with past practices and sales of obsolete equipment;

(x) Any Company Contract, excluding any customary manufacturer warranties under which the Group Companies are not required to pay an amount in excess of $500,000 during any calendar year, that is an operation or maintenance agreement obligating any Group Company to pay any amounts outside of the Ordinary Course;

(xi) Any Company Contract that is a settlement, conciliation or similar Contract with any Governmental Authority or other Person or pursuant to which any Group Company (A) is obligated to pay consideration after the date hereof or was obligated to pay in excess of $500,000 in the aggregate within the last 12 months, (B) agreed to any material restrictions on the operations of any Group Company that is still in effect, other than confidentiality, release or non-disparagement provisions, or (C) made any admission of criminal wrongdoing;

(xii) Any Company Contract not made in the Ordinary Course and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2019, in excess of $1,000,000;

(xiii) Any Company Contract that (A) materially restrains, limits or impedes any Group Company’s ability to compete with or conduct any business or line of business or any operations in any geographic area (including material exclusivity obligations), (B) contains a right of first refusal, first offer or a call or put right, with respect to any material asset of any Group Company, (C) contains any “most favored nation” provision on any Group Company or minimum purchase obligations of any Group Company (including, in each case, any take or pay obligations or minimum volume requirements) or (D) primarily relates to indemnification by a Group Company and is material to the Group Companies, taken as a whole; and

(xiv) Any Company Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b) Except for any Company Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Company Contract of the type described in Section 4.12(a), whether or not set forth on Section 4.12(a) of the Company Disclosure Schedules, (i) such Company Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law), (ii) none of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Company Contract, (iii) during the last 12 months, neither the Company nor its Subsidiaries has received any written, or to the Knowledge of the Company, oral claim or notice of breach of or default under any such Company Contract, (iv) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Contract by the Company or its Subsidiaries or to the Knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (v) during the last 12 months, neither the Company nor its Subsidiaries has received written notice from any other party to any such Company Contract that such party intends to terminate or not renew any such Company Contract.

(c) The Company has provided the Investor with true, correct and complete copies of the Acquisition Agreement and all documents delivered or required to be delivered by any party pursuant thereto or in connection therewith, including any side letters, as of the date hereof.

Section 4.13. Real Property.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Section 4.13(a) of the Company Disclosure Schedules, neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.13(b) of the Company Disclosure Schedules contains a true, correct and complete list of all Leased Real Property. The Company has made available to the Investor true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) The Owned Real Property identified in Section 4.13(a) of the Company Disclosure Schedules and the Leased Real Property identified in Section 4.13(b) of the Company Disclosure Schedules comprise all of the material real property used in, or otherwise held for use in connection with, the Group Companies’ business.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to the Investor and (iii) covers the entire estate it purports to cover.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no default by the Company or its Subsidiaries or, to the Knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents and (ii) no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect, other than Permitted Liens. Except for the Permitted Liens, there exist no material Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

(f) With respect to each Real Estate Lease Document:

(i) since July 31, 2019, to the Knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to the Investor in writing; and

(ii) except as set forth on Section 4.13(f)(ii) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(g) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(h) Except for Permitted Liens and non-exclusive licenses of Intellectual Property or as would not otherwise have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries and (ii) all owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all respects in good working order, repair and operating condition, other than rental fleet under repair or out of service in the Ordinary Course.

Section 4.14. Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, and (ii) no labor union, labor organization or works council has made a written pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the Knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are, and during the past three (3) years there have been, no employment or labor-related Proceedings pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the use of trade secrets or proprietary information.

(e) There has been no plant closing or mass layoff within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law by the Company or any of its Subsidiaries for which there remain any unsatisfied Liabilities.

Section 4.15. Company Benefit Plans.

(a) Section 4.15(a) of the Company Disclosure Schedules sets forth a complete list of each material Company Benefit Plan, other than (i) any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate, or (ii) any standard employment agreements that (x) do not provide for severance, change in control, stay bonus, retention, or similar compensation or benefits or (y) can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law; provided, however, that for the avoidance of doubt, such plans or agreements described in sub-clauses (i) and (ii) of this sentence are included within the definition of Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider, in each case that is maintained, sponsored or contributed to by (or required to be contributed to by) the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or Liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that: (i) covers only former directors, officers, employees, individual independent contractors and individual service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or Liabilities or (ii) is sponsored or maintained by a Governmental Authority. For the avoidance of doubt, “Company Benefit Plan” includes plans maintained outside of the United States.

(b) With respect to each Company Benefit Plan maintained in the United States and each other Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to the Investor correct and complete copies of, if applicable (i) the current plan document (with all amendments thereto) and any trust agreement, (ii) the most recent summary plan description (with all summaries of material modifications), (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made, or correspondence, with any Governmental Authorities since January 1, 2019 for which a material Liability remains outstanding.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions and premium payments required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Balance Sheet Date and (iii) with respect to each Company Benefit Plan maintained outside of the United States, if intended or required to be funded and/or book reserved, such Company Benefit Plan is fully funded and/or book reserved, as appropriate, based upon actuarial assumptions that comply with applicable Law and are in accordance with GAAP.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsored, maintained or contributed to, or was required to contribute to, at any point during the six year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries have any Liability with respect to any such plans. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of, or subject the Company or any of its Subsidiaries to any Liability in respect of, any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and that is, or was at any point during the six year period prior to the date hereof, sponsored, maintained or contributed to (or required to be contributed to) by an ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or a Subsidiary of the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any of its Subsidiaries sponsors, maintains, or contributes to (or is required to contribute to), or has any Liability in respect of, any defined benefit pension plans outside of the United States.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the Knowledge of the Company, threatened, and (ii) there is no pending, or to the Knowledge of the Company, threatened, Proceeding (other than routine claims for benefits) with respect to any Company Benefit Plan, and to the Knowledge of the Company, no facts existing which could give rise to any such Proceedings (other than routine claims for benefits).

(h) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries, has any Liability to provide, any post-service or retiree medical or life insurance or any other welfare benefits to any Person, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law.

(i) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated herein (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee, individual independent contractor or individual service provider of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or pursuant to a Company Benefit Plan.

(j) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, individual independent contractor or other individual service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(k) No Company Benefit Plan provides for the gross-up or indemnification of any Taxes imposed by Section 4999 or 409A of the Code.

Section 4.16. Tax Matters.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax Liability outside the Ordinary Course (excluding the effects of the Contemplated Transactions).

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the Knowledge of the Company, no oral claim has been made, since January 1, 2019 by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) global intangible low-taxed income attributable to periods ending prior to the Closing; or (vi) to the Knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) (i) Neither the Company nor its Subsidiaries has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k) Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) The aggregate amount subject to inclusion pursuant to Section 965(a) of the Code (taking into account Section 965(b) of the Code) with respect to Subsidiaries of the Company that are deferred foreign income corporations (as such term is defined in Section 965 of the Code) is not material.

(n) None of the Company’s Subsidiaries that is organized under the Laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (iv) has elected under Section 897(i) of the Code to be treated as a domestic corporation. Neither the Company nor the Investor or any of their Affiliates would be required to include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date.

(o) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

Section 4.17. Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.11), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.15 and Section 4.16), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with all applicable Laws and (B) neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since January 1, 2019.

(b) During the past five (5) years, except where the failure to be, or have been in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, employee or agent of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Sanctions Law, (ii) neither the Company nor its Subsidiaries has been convicted of or been the subject of a civil enforcement action for violating any Anti-Corruption Laws or Sanctions Laws, or subjected to any investigation by a Governmental Authority for an actual or alleged violation of any applicable Anti-Corruption Laws or Sanctions Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Sanctions Law, and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or Sanctions Law.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies (taken as a whole), neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any officer, director, manager, employee or agent of the Company or its Subsidiaries, is: (i) located, organized, or resident in a country or territory that is the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine) (collectively, “Sanctions Countries”); (ii) the target of any Sanctions Law, including being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals (“SDNs” ) and Blocked Persons List, or is owned fifty percent or more, in the aggregate, by one or more SDNs (collectively, “Prohibited Parties” ); or (iii) engaged, directly or indirectly, in dealings or transactions in or with Sanctions Countries or Prohibited Parties in violation of any Sanctions Law.

Section 4.18. Affiliate Arrangements. Except as set forth on Section 4.18 of the Company Disclosure Schedules and other than (a) any Company Benefit Plan (including any employment or option agreements entered into in the Ordinary Course by the Company or its Subsidiaries) or (b) Company Contracts with portfolio companies of funds controlled by or Affiliated with Energy Capital Partners III, LLC entered into in the Ordinary Course, on terms not less favorable than the Company or its Subsidiaries would obtain in a comparable Contract with a third party entered into on an arm’s-length basis, none of the officers or directors of either the Company, its Subsidiaries or Affiliates is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

Section 4.19. Insurance. Section 4.19 of the Company Disclosure Schedules contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to the Investor. With respect to each such insurance policy required to be listed on Section 4.19 of the Company Disclosure Schedules, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the Knowledge of the Company, no such action has been threatened, and (iv) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.20. Permits. Each of the Company and its Subsidiaries has, and since January 1, 2019 has had, all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (such permits, the “Material Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the Knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the Ordinary Course upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) since January 1, 2019, each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Schedules sets forth a true and complete list of all material registered and applied for Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries (the “Registered Intellectual Property”). No Proceeding is pending or, to Knowledge of the Company has been threatened since January 1, 2019, that challenges the validity or enforceability of any Registered Intellectual Property (other than office actions issued in the ordinary course of prosecution by an applicable Governmental Authority).

(b) (i) The Company or one of its Subsidiaries owns all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), or otherwise has a valid right and license to use all Company Intellectual Property, and (ii) to the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property reasonably necessary for the conduct of the business of the Group Companies as currently conducted, except, in the case of each of clause (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, neither the Company nor its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property, except for such infringements, misappropriations, dilutions, or other violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company has been threatened since January 1, 2019, alleging any such infringement, misappropriation, dilution or violation. To the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property in any manner that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and each of its Subsidiaries have implemented and maintain industry-standard administrative, physical and technical security controls and procedures (collectively, “Security Procedures”) and taken commercially reasonable measures to protect the proprietary nature of all material Proprietary Information, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there has been, since January 1, 2019, no breach of the IT Systems owned or used by or on behalf of the Companies or any of their Subsidiaries (“Designated IT Systems”) resulting in any unauthorized access, use, disclosure, modification or destruction of information or interference with systems operations or any Proprietary Information in any portion of the Designated IT Systems, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2019, have been in compliance with all Privacy Laws. To the knowledge of the Company, no complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data in any material respect has been made against the Company or its Subsidiaries. There is no pending claim, audit or investigation against the Company or any of its Subsidiaries alleging that any processing of Personal Data by the Company or any of its Subsidiaries is in violation of any applicable Privacy Laws or any Privacy Agreements that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22. Customers and Suppliers. Section 4.22 of the Company Disclosure Schedules sets forth a complete and accurate list of (a) the ten (10) largest customers (consolidating any customers that, to the Knowledge of the Company, are members of the same Affiliated group or have a common parent entity) of the Company and its Subsidiaries, based on the total dollar amount of invoiced sales or rentals, for the fiscal year ended December 30, 2019 and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, based on dollar amount of expenditures from such suppliers for the fiscal year ended December 30, 2019. Other than in the Ordinary Course, none of the customers or suppliers listed on Section 4.22 of the Company Disclosure Schedules has terminated, or given written or, to the Knowledge of the Company, oral notice that it intends to terminate, discontinue, materially reduce purchases from or supplies to or materially and adversely change its relationship with the Group Companies.

Section 4.23. Condition of Rental Fleet. Except as would not reasonably be expected to material to the Group Companies as a whole, (a) the Rental Fleet (excluding any portion of the Rental Fleet that is replaced in the Ordinary Course) is suitable for use in the Ordinary Course (ordinary wear and tear, maintenance, repair, replacement or retirement excepted) and (b) all of the Rental Fleet is, and immediately before the Closing shall be, in the possession or under the control of one of the Group Companies (for the purposes of this Section 4.23, Rental Fleet leased under a valid and existing rental contract shall be deemed under the control of the Group Companies).

Section 4.24. No Brokers. Except as set forth on Section 4.24 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation. Prior to the date of this agreement, the Company has made available to the Investor a true and complete copy of the engagement letter (as amended to date) between the Company and J.P. Morgan Securities LLC.

Section 4.25. Shares. The Shares are duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable securities Laws. The sale of the Shares hereunder is not subject to any preemptive rights, rights of first refusal or other similar rights or provisions contained in the Certificate of Incorporation, the Bylaws or any agreement to which the Company is a party. Assuming the accuracy of the representations and warranties of the Investor in Article III, the Shares will be issued in compliance with all applicable federal and state securities Laws.

Section 4.26. No Investment Company. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.27. No Registration Requirement. Assuming the accuracy of the Investor’s representations and warranties set forth in Article III, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement, it is not necessary to register the Shares under the Securities Act or any State securities Law.

Section 4.28. No Integrated Offering. Neither the Company, nor any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Shares nor have any of such Persons made any offers or sales of any security of the Company or solicited any offers to buy any security of the Company under circumstances that would require registration of the Shares under the Securities Act or cause this offering of Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable shareholder approval provisions of any trading market on which any of the securities of the Company are listed or designated.

Section 4.29. Board Approval; Stockholder Approval.

(a) The Board at a meeting duly called and held has unanimously determined the Contemplated Transactions to be advisable and in the best interests of the Company and its stockholders and has approved the Contemplated Transactions.

(b) The Board has taken all action required in order to exempt the Contemplated Transactions from the requirements of, and from triggering any provisions under, any “moratorium,” “control share,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any Governmental Authority.

(c) The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required under the DGCL to approve the Amended Certificate of Incorporation and the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Stockholders Meeting is required under the rules of NYSE to approve the Contemplated Transactions (collectively, the “Required Vote”). Except for the Required Vote and the consent of certain stockholders of the Company under the Existing Stockholders’ Agreement (which consent has been obtained prior to the date of this Agreement), no approval of the Transaction Agreements or of the Contemplated Transactions by the holders of any shares of stock of the Company is required in connection with the execution or delivery of the Transaction Agreements or the consummation of the Contemplated Transactions, whether pursuant to the DGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the NYSE or otherwise.

Section 4.30. Suitability. Neither the Company nor any of its Subsidiaries has, during the past three (3) years, been convicted of or, to the Knowledge of the Company, indicted for any felony or any crime involving fraud, misrepresentation or moral turpitude.

Section 4.31. Financial Ability; Debt Commitment Letters. On or prior to the date hereof, the Company has delivered to the Investor true and complete signed counterpart(s) of (i) commitment letters, dated as of the date hereof (including all schedules, exhibits, annexes and amendments thereto, the “Debt Commitment Letters”), providing for Debt Financing in respect of the transactions contemplated by the Acquisition Agreement and all related fee letters (the “Fee Letters”). Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters, (ii) the accuracy of the representations and warranties set forth in Articles III, IV and V of the Acquisition Agreement and (iii) the satisfaction of the conditions contained in the Acquisition Agreement, the Debt Financing contemplated by the Debt Commitment Letters, when taken together with the proceeds from the Supplemental Equity Financing and the aggregate Purchase Price payable under the Subscription shall be sufficient to pay in cash the Purchase Price (as defined in the Acquisition Agreement) in accordance with the terms thereof, and all other amounts to be paid by the Company under this Agreement, the Debt Commitment Letters and the Supplemental Equity Financing and to satisfy all other costs and expenses incurred by the Company in connection herewith or therewith, after giving effect to the available cash of the CTOS Group. As of the date hereof, the Debt Commitment Letters are in full force and effect, are not subject to any contingencies or conditions that are not set forth therein, have not been withdrawn, terminated or rescinded, or otherwise amended, modified or supplemented in any material respect (and, to the Knowledge of the Company, no such amendment, withdrawal, termination or rescission is contemplated (excluding any amendment to the Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof, which amendment shall be permitted)), and, in the form provided to the Investor, constitute the legal, valid and binding obligations of the Company, and to Knowledge the Company, each other party thereto, enforceable in accordance with its terms, except as may be limited by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights. Other than the Debt Commitment Letters, neither the Company nor any of its Affiliates has entered into any Contract or arrangement which imposes any contingencies or conditions to the funding of the Debt Financing contemplated by such Debt Commitment Letters or pursuant to which any Person has the right to withdraw, terminate or rescind, or otherwise amend, modify or supplement the terms of such commitments. There are no other agreements, side letters or arrangements (other than the Debt Commitment Letters and the Fee Letters) to which the Company is a party or contemplated by the Company or any of its Affiliates relating to the Debt Commitment Letters that would reasonably be expected to adversely affect the availability of the Debt Financing at the time of the Acquisition Closing. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, assuming satisfaction of the conditions precedent set forth in Article V, would reasonably be expected to constitute a default or breach under any term or condition of any of the Debt Commitment Letters (with respect to Persons other than the Company and its Affiliates, to the Knowledge of the Company). As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02 of the Acquisition Agreement, the Company has no reasonable basis to believe that it will be unable to satisfy on a timely basis any term or condition of the Debt Financing to be satisfied pursuant to the Debt Commitment Letters. The Company or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof and has sufficient cash or access to readily available funds to pay any other fees required by the Debt Commitment Letters when due. Except as set forth in the Debt Commitment Letters or the Fee Letters, as of the date hereof, the Company has not incurred any obligation, commitment, restriction or Liability of any kind that might reasonably be expected to impair or adversely affect its ability to have such Debt Financing immediately available as of the Closing Date and, assuming the performance by the parties to the Acquisition Agreement (other than the Company) of the covenants and satisfaction of the conditions contained in the Acquisition Agreement, to the Knowledge of the Company, as of the date hereof, there is no fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to result in any of the conditions in the Debt Commitment Letters being satisfied, or otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated by the Acquisition Agreement. As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02 of the Acquisition Agreement, no Person has any right to impose, and the Company and, to the Knowledge of the Company, the other parties to the Debt Commitment Letters do not have any obligation to accept, (x) any condition precedent to such funding other than the conditions expressly set forth in the Debt Commitment Letters nor (y) any reduction to the aggregate amount available under the Debt Commitment Letters on the Closing Date (nor any term or condition not expressly set forth in the Debt Commitment Letters which would have the effect of reducing the aggregate amount available under the Debt Commitment Letters on the Closing Date), other than in the case of clause (y) any reduction in the commitments (i) taking into account the proceeds received from the issuance of any debt securities in connection therewith or (ii) as a result of a purchase price reduction as expressly set forth in paragraph 1 of Annex IV to the Debt Commitment Letters.

Section 4.32. Investor Reliance. The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Investor.

Section 4.33. No Additional Representations and Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Investor in accordance with the terms hereof, the Company acknowledges that neither the Investor nor any of its respective Subsidiaries or Affiliates or any other Person on behalf of any of the Investor has made or makes any other express or implied representation or warranty in connection with the transactions contemplated herein, and the Company has not relied on any such representation or warranty from the Investor or any of its Subsidiaries or Affiliates or any other Person on behalf of the Investor in determining to enter into this Agreement. Without limiting the foregoing, the Company acknowledges that (a) none of the Investor or any of their respective Affiliates or Subsidiaries or any other Person on behalf of the Investor has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and the Company has not relied on any such representation or warranty from the Investor or any of its Subsidiaries or Affiliates or any other Person on behalf of the Investor in determining to enter into this Agreement and (b) the Company shall not have any claim against the Investor resulting from any such information provided or made available to the Company or any of its Representatives, and any such claim is hereby expressly waived.

Article V.
Conditions to Closing

Section 5.1. Conditions of Each Party’s Obligations. The respective obligations of each Party to consummate the Closing are subject to the satisfaction or valid waiver by each Party of the conditions that, on the Closing Date:

(a) no suspension of trading in the Common Stock by the SEC or NYSE shall be in effect;

(b) no applicable Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(c) (i) the Acquisition Closing shall be consummated substantially simultaneously with the Closing on the terms and conditions contemplated by the Acquisition Agreement and (ii) the Debt Financing (or any Substitute Financing) shall have been consummated or shall be consummated substantially simultaneously with the Closing in an amount sufficient (together with the net proceeds the Company shall have obtained from the Supplemental Equity Financing, the aggregate Purchase Price payable under the Subscription and cash on hand) for the Company to consummate the Acquisition Closing;

(d) the Required Vote shall have been obtained and shall be in full force and effect and the Amended Certificate of Incorporation shall have been filed with, and accepted by, the Delaware Secretary of State; and

(e) all applicable waiting periods (and any extensions thereof) applicable to the consummation of the Subscription under the HSR Act shall have expired or been terminated.

Section 5.2. Conditions of the Company’s Obligations. The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(a) the representations and warranties set forth in Article III shall be true and correct in all respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Investor Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have or reasonably be expected to have an Investor Material Adverse Effect; and

(b) the Investor shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing.

Section 5.3. Conditions of the Investor’s Obligations. The obligations of the Investor to consummate the Closing are also subject to the satisfaction or valid waiver by the Investor of the additional conditions that, on the Closing Date:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects (or, with respect to the representations and warranties made in Section 4.6(a) (Capitalization), in all respects other than de minimis inaccuracies) as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date; (ii) the representation and warranty set forth in Section 4.9(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on such date; and (iii) the representations and warranties set forth in Article IV (other than the Company Fundamental Representations and the representation and warranty set forth in Section 4.9(a) (Absence of Changes)) shall be true and correct in all respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding, except for Section 4.7(a)(ii) and Section 4.7(b)(iii) (SEC Reports and Financial Statements) and Section 4.8 (Undisclosed Liabilities), all qualifications as to “materiality,” “Company Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing (other than the covenants set forth in Section 6.1(a)(v), (viii), and Section 6.1(b), which (x) shall be performed, satisfied and complied with in all respects and (y) shall be deemed performed, satisfied and complied with in all respects so long as the condition to Closing set forth in Section 5.3(f) is satisfied);

(c) effective as of the Acquisition Closing, the Board (i) shall have been reconstituted to include the chief executive officer of the Company and the directors designated in writing to the Company by the Investor, Blackstone (as defined in the Stockholders’ Agreement), ECP (as defined in the Stockholders’ Agreement) and the Sponsor (as defined in the Stockholders’ Agreement) (in each case, to the extent such Person is so permitted to designate directors in accordance with the Stockholders’ Agreement), in each case, no less than ten (10) Business Days prior to the Closing Date and (ii) shall have (A) disbanded the Nominating Committee and (B) appointed the Investor, Blackstone and ECP designated directors to the applicable committees of the Board that are designated by the Investor, Blackstone and ECP (in each case, to the extent such Person is so permitted to appoint committee members in accordance with the Stockholders’ Agreement) in writing to the Company no less than ten (10) Business Days prior to the Closing Date (clauses (i) and (ii) together, the “Closing Board Actions”);

(d) the Shares shall have been approved for listing on NYSE, subject only to official notice of issuance thereof;

(e) the Company shall have delivered to the Investor (i) the consolidated balance sheet as of December 31, 2020 for the CTOS Group, and the related consolidated statements of operations, partners’ equity and cash flows for the fiscal year then-ended; and (ii) the consolidated balance sheet as of December 31, 2020 for the Company and its Subsidiaries, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then-ended, in each of cases (i) and (ii) including the notes thereto and the auditors reports thereon with an unqualified opinion without an explanatory paragraph;

(f) the Company shall not have Closing Net Debt in excess of $773,000,000; and

(g) no Changes shall have occurred or arisen since the date hereof that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Article VI.
Covenants

Section 6.1. Conduct of the Business.

(a) Except (x) as expressly contemplated by this Agreement (including as set forth in Section 6.1 of the Company Disclosure Schedules), (y) as consented to in writing by the Investor (such consent, in the case of Section 6.1(a)(i), (iii), (iv), (vi), (vii), and, to the extent related to the foregoing, (ix) and Section 1.7(k), 1.7(o), 1.7(p) and 1.7(q) (but only with respect to principal outside counsel) of the Stockholders’ Agreement in the form attached as Exhibit A, not to be unreasonably withheld, conditioned or delayed), or (z) as required by applicable Law, from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, as applicable (the “Interim Period”), the Company shall, and shall cause each other Group Company to, (A) conduct its business in the Ordinary Course and use reasonable best efforts to preserve intact its business organization, maintain its assets and properties in the Ordinary Course, use reasonable best efforts to keep available the services of its executive officers and use reasonable best efforts to maintain goodwill and satisfactory relationships with suppliers, clients and others having business relationships with it, (B) not take, any of the actions set forth in Section 1.7 of the Stockholders’ Agreement in the form attached as Exhibit A, not giving effect to the exceptions set forth in Sections 1.7(g)(i) and (ii) and 1.7(n)(ii) thereof, and (C) not take any of the following actions:

(i) (A) amend, modify or otherwise supplement in any material respect any Contract disclosed in Section 4.12 of the Company Disclosure Schedules, (B) terminate or initiate the termination of any Contract disclosed in Section 4.12 of the Company Disclosure Schedules (other than any expiration thereof in accordance with its terms) or (C) enter into any Contract that, if in existence on the date of this Agreement, would have been required to be disclosed in Section 4.12 of the Company Disclosure Schedules, except, in each case, in the Ordinary Course;

(ii) settle or compromise any Proceeding that (A) requires payment to or by the Group Companies in excess of $1,000,000 in the aggregate or (B) imposes material restrictions on the Group Companies’ businesses;

(iii) cancel, surrender, allow to expire or fail to renew any material Permit;

(iv) amend or fail to maintain in full force and effect any policy of insurance covering any Group Company as of the date hereof;

(v) make or authorize any capital expenditures other than capital expenditures in accordance with scheduled capital expenditure commitments of the Group Companies set forth in Section 6.1(a)(v) of the Company Disclosure Schedules;

(vi) make any material changes to any Group Company’s current policies with respect to the extension of customer credit, accounts payable, accounts receivable, or sales or acquisitions of inventory or rental fleet;

(vii) sell, assign, transfer, abandon, encumber, license or sublicense, modify, grant rights to, dispose of or terminate, fail to renew or allow to lapse any Owned Intellectual Property except (A) for non-exclusive licenses in the Ordinary Course or (B) if such action is not material to the Group Companies, taken as a whole;

(viii) commit to or undertake remounts or major repairs of Rental Fleet in an amount in excess of (A) $2,000,000 in the aggregate with respect to the period beginning on the date hereof and ending on April 30, 2021, and (B) an additional $1,000,000 with respect to the period thereafter; or

(ix) authorize, commit to or agree to take any of the foregoing actions.

(b) During the Interim Period, the Company will use reasonable best efforts to limit the aggregate Indebtedness (net of cash and cash equivalents) of the Group Companies in order to cause the condition to Closing set forth in Section 5.3(f) to be satisfied on the Closing Date.

(c) Nothing in this Agreement shall be construed to give the Investor or any of its Affiliates, directly or directly, any right to control or direct the business or operations of the Group Companies or any of their Affiliates prior to the Closing. Prior to the Closing, the Group Companies shall continue to exercise, subject to the terms and conditions of this Agreement, complete and exclusive control and supervision of business and operations of the Group Companies and their other businesses and operations.

Section 6.2. Board. At or prior to the Closing Date, the Company will take all actions necessary (including without limitation using its reasonable best efforts to cause the resignation of the current members of the Company’s (and its Subsidiaries’) boards of directors (and committees thereof) or, if necessary, to increase the size of such boards of directors) so that, immediately following the Closing the Closing Board Actions shall have been completed (subject to the timely delivery of the director and committee appointments as set forth in Section 5.3(c)).

Section 6.3. Defense of Litigation. The Company shall control, and shall give the Investor the opportunity to participate in, and, in any event, consult with the Investor and keep the Investor reasonably informed with respect to, any material developments regarding, the defense of any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the Contemplated Transactions; provided, however, that the Company shall not settle any such Proceeding without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed if (x) such settlement solely involves monetary payments by the Company of $3,000,000 or less in the aggregate or (y) the failure to reach a settlement is reasonably likely to result in an injunction or other Order (whether temporary, preliminary, permanent or final) prohibiting the consummation of the Contemplated Transactions).

Section 6.4. Access. During the Interim Period, the Group Companies shall provide the Investor, its Affiliates and its and their respective Representatives (at the Investor’s sole cost and expense) with reasonable access during normal business hours and upon reasonable advance notice to the properties, personnel, books and records of the Group Companies as may be reasonably requested by the Investor from time to time for a purpose reasonably related to the consummation of the Contemplated Transactions; provided that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of any Group Company, and the Investor, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner. Notwithstanding anything to the contrary in this Agreement, no Group Company shall be required by this Section 6.4 to provide such access to the extent that it (a) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (b) would reasonably be expected to contravene any applicable Law or Permit of any Group Company, (c) is pertinent to any litigation in which any Group Company, on the one hand, and the Investor or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), or (d) would involve any environmental investigations (including any subsurface soil and/or groundwater sampling) by or on behalf of the Investor; provided, that, in the event that the restrictions in this sentence apply, the Company shall provide or cause to be provided to the Investor a reasonably detailed description of the information not provided and (in the case of clause (a) or (b)) of this sentence the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Investor to evaluate any such information without resulting in any forfeiture of attorney-client, attorney work-product protection or other legal privilege or violation of applicable Law or Permit. Any Confidential Information (as defined in the Confidentiality Agreement) provided pursuant to this Section 6.4 shall be subject to the terms and conditions of the Confidentiality Agreement and the Clean Team Agreement; provided, that the Confidentiality Agreement is hereby amended, as of the date of this Agreement, to (i) allow, without the consent of the Company or its Affiliates, the Investor and its Representatives to use and disclose the Confidential Information and information about the Contemplated Transactions in connection with (i) any financing pursued by the Investor in connection with the Contemplated Transactions and (ii) regulatory filings and communications with Governmental Authorities required in connection with the Contemplated Transactions.

Section 6.5. Integration. Neither the Company nor any of its Affiliates shall sell, offer for sale or solicit offers to buy any security that will be integrated with the offer or sale of the Shares hereunder that would require the registration under the Securities Act of the sale of Shares hereunder to the Investor.

Section 6.6. Form D; Blue Sky; Legend.

(a) The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Investor promptly upon the written request of the Investor. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary (if any) in order to obtain an exemption for or to qualify the Shares solely with respect to the sale contemplated by this Agreement to the Investor (and without any obligation on the Company as to any resales) under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of such actions to the Investor promptly upon the written request of the Investor.

(b) The Investor agrees that all certificates (if any) or other instruments or records representing the Shares will bear or contain a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(c) Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the legend to be removed from, or no longer applied to, any certificate for, or record representing, any Share. The Investor acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws and will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

Section 6.7. No Solicitation; Change of Recommendation.

(a) The Group Companies shall, and shall cause their controlled Affiliates and their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, including solicitations, discussions or negotiations with, any Person (other than the Investor, CTOS, Blackstone and their respective Representatives and Affiliates) conducted prior to or on the date hereof (including access to any physical or electronic data rooms), with respect to any Acquisition Proposal (other than the Contemplated Transactions) and (ii) promptly send “return or destroy” letters to all Persons (other than the Investor, CTOS, Blackstone and their respective Representatives and Affiliates) to whom any Group Company disclosed confidential information prior to the date hereof with respect to any Acquisition Proposal (other than the Contemplated Transactions).

(b) During the Interim Period, the Group Companies shall not, and shall cause their controlled Affiliates and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or is reasonably likely to result in the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with any Person or group of Persons regarding an Acquisition Proposal (except to provide notice of the existence of the restrictions in this Section 6.7), (iii) furnish to any Person any non-public information with respect to the Group Companies, their assets or business (including by way of access to any data room), or afford access to the assets, business, properties, books or records of the Group Companies to any Person for the purpose of such Person using such information to evaluate a proposal for an Acquisition Proposal, or (iv) enter into any agreement with respect to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the execution and delivery hereof by the Company and prior to the Company obtaining the Required Vote, (i) the Company has received a bona fide written Acquisition Proposal that did not result from a breach of Section 6.7(a) or Section 6.7(b) and (ii) the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that failure to take the actions described in the subsequent clauses (A) or (B) would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Group Companies to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal; provided, however, that the Group Companies will not, and will cause their controlled Affiliates and their respective Representatives not to, directly or indirectly, disclose any non-public information regarding the Group Companies to such Person without the Company first entering into an Acceptable Confidentiality Agreement with such Person. The Company will promptly (and in any event within 24 hours) advise the Investor of the receipt of any Acquisition Proposal (or any inquiry with respect thereto) after the date hereof, which notice will include: the identity of the Person or Persons making or inquiring about such Acquisition Proposal, an unredacted copy of such Acquisition Proposal if made in writing (or a written summary of the material terms of such Acquisition Proposal if not made in writing), any relevant proposed transaction agreements, a copy of any financing commitments (including redacted fee letters), and, substantially concurrently with the delivery thereof to the Person (or its Representatives) making the Acquisition Proposal, any information concerning the Group Companies or their businesses, assets or properties provided or made available to such other Person (or its Representatives) by the Company after receipt by the Company of the Acquisition Proposal that was not previously provided in full or made available to the Investor (such information and documentation, the “Acquisition Proposal Information”). Following the date hereof, the Company shall keep the Investor reasonably informed on a prompt basis of any material change in the terms and conditions of any such Acquisition Proposal, and no Group Company shall enter into any Contract that would prohibit them from providing the Acquisition Proposal Information to the Investor or its Representatives.

(d) Except as set forth in Section 6.7(e), Section 6.7(f) or Section 6.7(g), neither the Board nor any committee thereof shall, (i) adopt, authorize or approve any Acquisition Proposal, (ii) recommend or otherwise declare advisable (or publicly propose to recommend) any Acquisition Proposal, (iii) withhold, withdraw, modify, qualify or amend, in a manner adverse to the Investor, the Company Recommendation (or publicly propose to take any of the foregoing actions), (iv) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after the Investor so requests in writing if an Acquisition Proposal is pending, (v) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company within ten (10) Business Days (including, for these purposes, by disclosing that it is taking no position with respect to acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (vi) make any public announcement inconsistent with the Company Recommendation (any action set forth in the foregoing clauses (i) through (vi), a “Change of Recommendation”), (vii) allow or authorize any Group Company to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (viii) make the provisions of any antitakeover or similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal or (ix) publicly propose to do any of the foregoing.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Vote, the Board (or any committee thereof) may make a Change of Recommendation of the types described in Section 6.7(d)(ii) through (vi) if and only if:

(i) (A) a bona fide written Acquisition Proposal that did not result from a breach of Section 6.7(a) or Section 6.7(b) is made to the Company by a third Person and (B) the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law;

(ii) the Company provides the Investor prior written notice of the Company’s intention to make a Change of Recommendation at least five (5) days prior to making such Change of Recommendation (such time period, the “Match Period” and such notice, a “Notice of Change of Recommendation”), which notice shall identify the Person making such Superior Proposal and include an unredacted draft of the definitive agreement to effect such Superior Proposal and any financing documents (including redacted fee letters) relating thereto and shall identify the terms and conditions of such Acquisition Proposal that are the basis of the proposed action by the Board and specify the reasons therefor;

(iii) if requested by the Investor, the Company has negotiated in good faith, and directed any applicable Company Representatives to negotiate in good faith, with the Investor during the Match Period with respect to any changes to the terms of this Agreement proposed by the Investor in a written offer; and

(iv) taking into account any changes to the terms of this Agreement agreed to by the Investor in a written offer to the Company pursuant to clause (iii) above, the Board (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) such Acquisition Proposal would continue to constitute a Superior Proposal if such changes agreed to in writing by the Investor were to be given effect, and (B) failure to accept the Acquisition Proposal would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law; provided, that any amendment to the amount or form of consideration contemplated by such Acquisition Proposal or any other material amendment to the terms of such Acquisition Proposal (whether or not in response to any changes proposed by the Investor pursuant to clause (iii) above) shall require a new Notice of Change of Recommendation and an additional five (5) Business Day period from the date of such notice during which the terms of clauses (ii) and (iii) above and this clause (iv) shall apply mutatis mutandis.

(f) Other than in connection with an Acquisition Proposal (which shall be subject to Section 6.7(e) and shall not be subject to this Section 6.7(f)), nothing in this Agreement shall prohibit or restrict the Board (or any committee thereof) from withholding, modifying or amending, in a manner adverse to the Investor, the Company Recommendation of the types described in Section 6.7(d)(ii) through (vi) if there is an Intervening Event, as a result of which, the Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Board (or any committee thereof) to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law; provided, that:

(i) the Company shall give Investor at least five (5) Business Days advance written notice of its intention to take such action (such notice, an “Intervening Event Notice”), which notice shall include a reasonably detailed summary of the relevant Intervening Event;

(ii) the Company shall give the Investor at least five (5) Business Days following receipt by the Investor of such Intervening Event Notice to propose revisions to the terms of this Agreement (or make another proposal) and shall, and shall have directed the applicable Company Representatives to, negotiate in good faith with the Investor with respect to such proposed revisions or other proposal, if any, during such five (5) Business Day period; and

(iii) following the end of such five (5) Business Day period, the Board (or any committee thereof) determines in good faith, after taking into account any changes to the terms of this Agreement offered by the Investor in a written offer to the Company pursuant to clause (ii) above and in consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Board (or any committee thereof) to effect a Change of Recommendation would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law.

(g) Nothing contained in this Section 6.7 shall prohibit the Board (or any committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Board (or any committee thereof) determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Board (or any committee thereof) of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Recommendation); provided, however, that the Board may not make a Change of Company Recommendation unless permitted to do so by Section 6.7(e) or Section 6.7(f).

Section 6.8. Press Releases and Communications. Prior to the consummation of the Acquisition Closing, no press release or other public announcement or other disclosure related to this Agreement or the other Transaction Documents or the Contemplated Transactions shall be issued by the Investor without the prior written consent of the Company, or by the Company without the prior written consent of the Investor, unless required by applicable Law, any Governmental Authority or any rule or other requirement of any applicable securities exchange (in each case, on the advice of outside counsel), in which case the non-disclosing Party shall have the right to review such press release, public announcement or other disclosure prior to its issuance; provided that the foregoing shall not restrict any Party from disclosing any information regarding the Contemplated Transactions (a) by the Company in connection with an Acquisition Proposal or Change of Recommendation, (b) to any of its direct and indirect equity holders (including fund limited partners), Affiliates and its and their respective Representatives and financing sources, (c) for purposes of compliance with its or its Affiliates’ respective financial or tax reporting obligations, (d) in connection with its or its Affiliates’ fundraising or marketing activities or (e) as may be required to enforce the terms of this Agreement.

Section 6.9. Affiliate Agreements. The Company shall cause the Existing Registration Rights Agreement and the Existing Stockholders’ Agreement to be terminated or amended and restated in connection with the Contemplated Transactions, in each case, without any further force or effect following the Closing such that the Group Companies do not have any further Liability in respect thereof following the Closing.

Section 6.10. Efforts to Close; Consents. On the terms and subject to the conditions of this Agreement and applicable Law, each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to take (or cause to be taken) all actions necessary to consummate, as soon as practicable following the date of this Agreement, the Contemplated Transactions and cause each of the conditions within its control set forth in Article V to be satisfied. Each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain or make, and reasonably cooperate with the other Party in obtaining or making, all Consents from or with any Person (other than any Governmental Authority) necessary to consummate, as soon as practicable following the date of this Agreement (but no later than the Termination Date), the Contemplated Transactions; provided that, in no event shall any Party, any of its Affiliates, or any of its or their Representatives be required, in connection with obtaining any Consent to the Contemplated Transactions, to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) (except, with respect to the Group Companies and their Affiliates to the extent required to be paid, assumed or granted by the terms of an existing Company Contract). Notwithstanding anything to the contrary in this Agreement, without the Investor’s prior written consent, no Group Company shall make any payments or otherwise pay any consideration to any third party, or agree to modify the terms of any Company Contract, waive any right or grant any concession in each case to obtain any Consent (including from a Governmental Authority).

Section 6.11. Regulatory Approvals.

(a) Each Party shall (and shall cause its respective Affiliates to) prepare and submit to the applicable Governmental Authority, as soon as practicable following the date of this Agreement (but no later than ten Business Days thereafter for any filings under the HSR Act), all filings that may be required to be made with any Governmental Authority under applicable Laws in connection with consummation of the Contemplated Transactions. The Parties shall (and shall cause their respective Affiliates to) (i) request expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), if available, (ii) use reasonable best efforts to promptly make any subsequent amended or supplemental filings or other submissions to and (iii) use reasonable best efforts to respond promptly and completely to requests for information and documents and other inquiries from, all Governmental Authorities, and cooperate with one another in the preparation and review of such filings and other submissions, in each case, in such manner as is necessary and advisable to consummate, as soon as practicable following the date of this Agreement, the Contemplated Transactions. The Investor shall not knowingly (and shall cause its Affiliates to not knowingly) acquire (or agree to acquire) any business that the Investor in good faith reasonably believes would prevent or materially delay the receipt of any Consent required to be obtained from any Governmental Authority under the HSR Act or any other Antitrust Law in connection with the Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall the Investor or any of its Affiliates be required to become subject to, consent to or agree to (or cause or permit any of its Affiliates or any other Person to become subject to, consent to or agree to) or otherwise take any action with respect to (or cause or permit any of its Affiliates to take any action with respect to), and in no event shall any Group Company or any of its Affiliates or its or their respective Representatives offer to or agree to (i) any requirement, condition, understanding, agreement or order to sell, hold separate (through establishment of a trust or otherwise), license, divest itself or otherwise dispose of or otherwise limit the use of any of the equity interests, assets, categories of assets or businesses or other segments of any of the Group Companies or their businesses, or the Investor or any of its Affiliates, (ii) any change in its or their business or any other restriction or condition with respect thereto, (iii) the exercise of any voting rights regarding its, their or any other Person’s equity interests in any manner, or (iv) otherwise take any steps to avoid or eliminate any impediment under any Law, that may be asserted, required or requested by a Governmental Authority, and (y) the Company shall, and shall cause each Group Company to, use its best efforts to take any and all actions necessary to obtain any Consents required under or in connection with Antitrust Laws, provided that it shall not be permitted (without the Investor’s prior written consent) to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations, in connection therewith.

(b) Subject to any applicable confidentiality restrictions and applicable Law, each Party shall notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any Representative of any Governmental Authority in connection with any filings or other submissions made pursuant to this Section 6.11, or otherwise, in connection with Antitrust Laws with respect to the Contemplated Transactions and (ii) any request by any Representative of any Governmental Authority for any amendments or supplements to any filings or other submissions made pursuant to this Section 6.11 or documents or other information relating to an investigation of the Contemplated Transactions by any Governmental Authority under any Antitrust Law. Whenever any change in facts or circumstances relating to any Party or any of its businesses or assets occurs that is required to be set forth in any amendment or supplement to any filing or other submission made pursuant to this Section 6.11, such Party shall promptly inform the other Party of such occurrence and cooperate in promptly filing or otherwise submitting such amendment, supplement or other submission to the applicable Governmental Authority. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its counsel), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority or any Representative thereof in connection with any Antitrust Laws and relating to the Contemplated Transactions. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.11 as “outside counsel only”, and such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to other Representatives of the recipient without the prior written consent of the Party providing such materials or information. In addition, unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, no Party or its Affiliates shall participate in or attend any meeting, or engage in any material substantive in person or telephone conversations with, any Governmental Authority or any Representative thereof regarding the application of Antitrust Laws to the Contemplated Transactions without consulting with the other Party in advance, considering in good faith the views of such other Party, and providing such other Party with the opportunity to attend and participate with reasonable advance notice. Subject to applicable Law and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the application of Antitrust Laws to the Contemplated Transactions by or on behalf of any Party. The Company shall use reasonable efforts to provide the Investor with copies of all documents and material correspondence (or, in case of material oral correspondence, a written summary thereof) it receives from CTOS or CTOS’ Representatives in connection with any Antitrust Laws and relating to the Contemplated Transactions.

(c) Notwithstanding the foregoing, nothing in this Section 6.11 shall require a Party to share with the other Party any information that (i) does not relate to the Group Companies, (ii) reveals such Party’s valuation or negotiating strategy with respect to the Contemplated Transactions or (iii) is otherwise confidential or proprietary information of such Party or any of its Affiliates.

(d) The Investor and the Company shall each be responsible for the payment of fifty percent (50%) of any filing fees required under the HSR Act in connection with the consummation of the Contemplated Transactions. Each Party and its Affiliates shall be responsible for its and its Affiliates’ own fees, costs and expenses incurred in respect of responding to requests for information recovered from any Governmental Authority in respect of the filings contemplated by this Section 6.11 or cooperating or defending an Proceeding described in this Section 6.11.

Section 6.12. Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC, which shall, subject to Section 6.7, include the Company Recommendation. The Investor shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning the Investor or its Affiliates as the Company may reasonably request in the connection with the preparation and clearance of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide the Investor with a reasonable opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response proposed by the Investor and, in any event, the Company agrees that all information relating to the Investor or any of its Affiliates included in the Proxy Statement, such amendments, supplements or responses shall be in form and content reasonably satisfactory to the Investor. The Company shall notify the Investor promptly (and, in any event, within 24 hours) of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly (and, in any event, within 24 hours) supply the Investor with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Contemplated Transactions. All filings by the Company with the SEC in connection with the Stockholders Meeting, and all mailings by the Company to the Company’s stockholders (in addition to the Proxy Statement) in connection therewith shall be subject to the same review and comment procedures as set forth in the foregoing sentences of this Section 6.12.

(b) If, at any time prior to the Stockholders Meeting, any information relating to the Company or the Investor or any of their respective Affiliates is discovered by the Company or the Investor that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information with respect to itself shall as promptly as practicable notify the other Party thereof. Following such notification, to the extent required by applicable Law, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after the Investor has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, the Company shall disseminate such amendment or supplement to the shareholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the execution of this Agreement (but in no event later than 35 calendar days after the date the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders), duly call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Stockholders Meeting”) for the purpose of seeking the Required Vote (including with respect to the issuance of the Shares, the Supplemental Equity Financing, the Amended Certificate of Incorporation and such other amendments to the Certificate of Incorporation as may be necessary or appropriate to give effect to any of the Contemplated Transactions, and any other action that may be required with respect to any of the Contemplated Transactions). Subject to Section 6.7, the Board shall recommend that the Company’s shareholders approve such matters reflected in the prior sentence (the “Company Recommendation”), and the Company shall, unless there has been a Change of Recommendation permitted by this Agreement, use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Amended Certificate of Incorporation and the Contemplated Transactions and such other matters. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, such matters shall be submitted to the stockholders of the Company for approval at the Stockholders Meeting whether or not (x) the Board shall have effected a Change of Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company shall not adjourn, recess or postpone the Stockholders Meeting or change the record date thereof except to the extent that the Company, acting in good faith after consulting with its outside legal counsel, determines that (i) such adjournment, recess or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (ii) as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Required Vote at the Stockholders Meeting or (iii) such adjournment, recess or postponement is required by applicable Law; provided, that in the case of any postponement or adjournment (A) under clause (ii) above, the date of the Stockholders Meeting shall not be postponed or adjourned by more than an aggregate of ten (10) Business Days or (B) clause (iii) above, the date of the Stockholders Meeting shall not be postponed or adjourned by more than an aggregate of ten (10) Business Days or such other amount of time reasonably agreed by the Company and the Investor to be necessary to comply with applicable Law.

Section 6.13. Acquisition Agreement. The Company shall not permit any amendment or modification to be made to, grant any waiver (in whole or in part) with respect to, or provide consent to (including consent to termination), any provision or remedy under the Acquisition Agreement or any document delivered or required to be delivered pursuant thereto (collectively the “Acquisition Documents”) unless approved in writing by the Investor (such approval not to unreasonably withheld, conditioned or delayed, it being understood and agreed that the Investor shall not be deemed to act unreasonably in withholding, conditioning or delaying its consent if such amendment, modification, waiver or consent is, or would be, adverse to the Investor or its Affiliates). The Company shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the Acquisition Documents, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Acquisition Documents on the terms and conditions described therein, including: (a) satisfying in all material respects on a timely basis all covenants applicable to the Company in the Acquisition Documents and otherwise comply with its obligations thereunder (including with respect to the Debt Commitment Letters), (b) in the event that all conditions in the Acquisition Documents (other than conditions that by their nature are to be satisfied at the Acquisition Closing, provided that such conditions will be satisfied) have been satisfied, consummating the transactions contemplated by the Acquisition Documents substantially concurrently with the Closing, and (c) conferring with the Investor regarding timing of the expected Closing Date. Without limiting the generality of the foregoing, the Company shall give the Investor, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) (other than breaches or defaults that are, individually and in the aggregate, de minimis) by any party to the Acquisition Documents actually known to the Company; and (ii) of the receipt of any written notice or other written communication from any party to the Acquisition Documents with respect to any actual, potential, threatened or claimed breach, default, termination or repudiation by any party to the Acquisition Documents or any provision of the Acquisition Documents (other than breaches, defaults, terminations or repudiations that are, individually and in the aggregate, de minimis). The Company shall keep the Investor reasonably informed of material developments in its efforts to arrange the Debt Financing.

Section 6.14. Supplemental Equity Financing.

(a) Promptly following the date of this Agreement, the Parties shall meet in order to determine the type of Supplemental Equity Financing that the Company shall pursue and the terms thereof, which terms shall be approved by both Parties (such approval not to be unreasonably withheld, conditioned or delayed). Promptly following such agreement, the Company shall prepare the materials to be provided to the investors in the Supplemental Equity Financing (and, in case of a Rights Offering or registered public offering, shall prepare and file with the SEC a registration statement on Form S-3 and any necessary amendments thereto (the “Registration Statement”), which, in the case of the Rights Offering shall contain a plan of distribution reasonably satisfactory to the Investor, and shall use its reasonable best efforts to have the Registration Statement cleared by the SEC as promptly as practicable after such filing). The Investor shall furnish all information concerning the Investor or its Affiliates as the Company may reasonably request in the connection with the preparation of such materials. Prior to the furnishing of such materials to investors or Governmental Authorities (including the SEC), the Company shall provide the Investor with a reasonable opportunity to review and comment on such materials and shall consider in good faith any comments on such materials proposed by the Investor and, in any event, the Company agrees that all information relating to the Investor or any of its Affiliates included in such materials shall be in form and content reasonably satisfactory to the Investor. With respect to the Parties’ cooperation in regard of the Registration Statement and the prospectus contained therein, the provisions of Section 6.12(a) and (b) shall apply mutatis mutandis. The Company shall (i) keep the Investor reasonably informed of material developments in its efforts to arrange the Supplemental Equity Financing and (ii) not, without the prior written consent of the Investor, (y) enter into, or modify the terms of, any agreement with an investor in the Supplemental Equity Financing, or (y) modify the terms of the Supplemental Equity Financing.

(b) The Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, customary or advisable to consummate the Supplemental Equity Financing substantially concurrently with the Closing.

Section 6.15. Financing Cooperation of the Parties. Prior to the Closing the Investor shall, and shall cause its Representatives to, provide such cooperation as reasonably requested by the Company from time to time in connection with the arrangement, marketing or closing of the Debt Financing and the Supplemental Equity Financing, or any public offering of Common Stock or high yield financing. In furtherance and not in limitation of the foregoing sentence, the Company shall (i) make available to the Investor any material information and documents that the Company receives from CTOS or CTOS’ Representatives pursuant to Section 7.14 of the Acquisition Agreement, (ii) provide to the Investor material information, documents, cooperation and support with respect to the Company and its Subsidiaries to the same extent and in the same manner that the Company is entitled thereto under Section 7.14 of the Acquisition Agreement with respect to the CTOS Group and (iii) otherwise reasonably cooperate in the Investor’s efforts to support the Company in obtaining the Debt Financing and the Supplemental Equity Financing.

Section 6.16. D&O Indemnification.

(a) From and after the Effective Time, the Company shall indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company’s organizational documents in effect as of the date of this Agreement and (iii) any Contract of a Group Company in effect as of the date of this Agreement, each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, including in connection with this Agreement or the Contemplated Transactions.

(b) The Company agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Closing (including in connection with this Agreement or the Contemplated Transactions) now existing in favor of an Indemnitee as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the the Closing and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Closing Date, the Company shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) For six (6) years from and after the Effective Time, the Company shall maintain for the benefit of the Indemnitees, a D&O insurance policy that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement (it being understood and agreed that, in the event that the requisite coverage is not available for an annual premium less than or equal to 300% of such last annual premium, the Company shall nevertheless be obligated to provide such coverage as may be obtained for 300% of such last annual premium). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the Contemplated Transactions.

(d) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, the Company shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s or any of its Subsidiaries’ organizational documents in effect as of the date of this Agreement or in any Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement. The obligations of the Company under this Section 6.16 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.16 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.16 applies shall be third party beneficiaries of this Section 6.16).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.16 is not prior to or in substitution for any such claims under such policies.

Article VII.
Miscellaneous Provisions

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company (with the prior written consent of the Sellers’ Representative, unless the Company or the Investor could terminate pursuant to Section 7.1(b) or the Company could terminate pursuant to Section 7.1(d)) and the Investor;

(b) by either the Company or the Investor by written notice to the other:

(i) upon the termination of the Acquisition Agreement in accordance with its terms prior to the Closing;

(ii) if the Closing has not occurred on or before June 30, 2021 (the “Termination Date”);

(iii) if the approval of the Company’s stockholders shall not have been obtained by reason of the failure to obtain the Required Vote at the Stockholders Meeting duly convened therefor or any adjournment or postponement thereof; provided, however, that the Company cannot terminate pursuant to this clause (iii) prior to the expiration of one (1) hour after the Company’s delivery of such voting results to the Investor; or

(iv) if any Law or final and non-appealable order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed applicable to the Contemplated Transactions by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Closing;

(c) by the Investor by written notice to the Company, if prior to the Closing Date there shall have been a breach of any of the Company’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 5.1 or Section 5.3, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company; provided, however, that the Investor shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the Investor has breached any of its representations, warranties, covenants or agreements, in any case, such that a condition contained in Section 5.1 or Section 5.2 would not have been satisfied;

(d) by the Company by written notice to the Investor, if prior to the Closing Date there shall have been a breach of any of the Investor’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 5.1 or Section 5.2, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Investor; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the Company has breached any of its representations, warranties, covenants or agreements, in any case, such that a condition contained in Section 5.1 or Section 5.3 would not have been satisfied; or

(e) by the Investor prior to the receipt of the Required Vote by written notice to the Company if the Board has effected a Change of Recommendation and notwithstanding any provision to the contrary in this Agreement, any termination in accordance this Section 7.1(e) shall be effective upon the Investor’s sending of an e-mail to the Company to such effect to the applicable email address set forth in Section 7.4(c).

Section 7.2. Effect of Termination; Termination Fee.

(a) If this Agreement is validly terminated pursuant to Section 7.1, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any Party on account of the non-satisfaction of the conditions set forth in Article V or on account of the termination of this Agreement, each resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of the other Party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.2 and Section 7.4 as well as, to the extent necessary to give effect thereto, Section 1.1, shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

(b) In the event that this Agreement is terminated (i) by the Investor pursuant to Section 7.1(e) or (ii) by either the Investor or the Company pursuant to Section 7.1(b)(iii) if (A) prior to the Stockholders Meeting a Change of Recommendation shall have occurred as a result of a Superior Proposal and (B) within twelve (12) months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to such Superior Proposal, then the Company shall pay to each of (x) the Investor or its designee and (y) the Sellers’ Representative or its designee, within two (2) Business Days following the date of such termination by the Investor or the Company (in the case of the foregoing clause (i)) or within two (2) Business Days following the execution of a definitive agreement with respect to such Superior Proposal (in the case of the foregoing clause (ii)), as applicable, but subject to the last sentence of Section 7.3(c), an amount in cash by wire transfer of immediately available funds, one-half to the account specified by the Investor and one-half to the account specified by the Sellers’ Representative, as applicable, equal to $15,250,000 (the “Termination Fee”).

(c) The Company shall pay to each of the Investor and the Sellers’ Representative its Expenses in an amount not to exceed $1,225,000 (representing an aggregate amount of up to $2,450,000) if this Agreement is terminated pursuant to Section 7.1(b)(iii). Any Expenses due under this Section 7.2(c) shall be paid by wire transfer of immediately available funds to the accounts specified by the Investor and the Sellers’ Representative, as applicable, no later than two (2) Business Days after the Company’s receipt from the Investor or the Sellers’ Representative, as applicable, of an itemized statement identifying such Expenses. Any Expenses paid by the Company to the Investor or the Sellers’ Representative, as applicable, shall be credited against and reduce, on a dollar-for-dollar basis, the amount of any Termination Fee payable to the Investor or the Sellers’ Representative, as applicable, pursuant to Section 7.1(b)(ii).

(d) Each of the Company and the Investor acknowledges that (i) the agreements contained in Section 7.2(b), Section 7.2(c) and this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the Company and the Investor would not enter into this Agreement. In no event shall the Company be required to pay to the Investor more than one Termination Fee or more than its portion of the Termination Fee, in each case, pursuant to Section 7.2(b). In the event that the Investor receives full payment of its portion of the Termination Fee pursuant to Section 7.2(b) following a valid termination of this Agreement in accordance with Section 7.1, the receipt of such portion of the Termination Fee shall be the sole and exclusive remedy against the Company and its Representatives for any and all loss, damage or other liability suffered or incurred by the Investor or its Representatives in connection with this Agreement (and the termination hereof) and the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, whether such losses, damages or liabilities are based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.2(d) shall be deemed to affect the Investor’s rights to specific performance under Section 7.3 in order to specifically enforce this Agreement but only until such portion of the Termination Fee has been paid in accordance with this Agreement. If the Company fails to timely pay any amount due pursuant to Section 7.2(b) or Section 7.2(c) and, in order to obtain such payment, the Investor or the Sellers’ Representative, as applicable, commences a lawsuit that results in a judgment against the Company for the amount set forth in Section 7.2(b) or Section 7.2(c), the Company shall pay to the Investor or the Sellers’ Representative, as applicable, interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.

Section 7.3. Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that, in the event of any non-performance or other breach or threatened breach by the Investor, on the one hand, or the Company, on the other hand, of any of provision of this Agreement, the Company, on the one hand, and the Investor, on the other hand, shall be entitled, prior to the valid termination of this Agreement in accordance with Section 7.1, to seek an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance or other breach or threatened breach of such provisions, in each case, prior to the valid termination of this Agreement pursuant to Section 7.1. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such injunction, specific performance or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement in accordance with the terms herein, no Party shall allege, and each Party, on behalf of itself and its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at law and agrees that it will not oppose the granting of any equitable relief on the basis that (x) a Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. If in the reasonable opinion of the Sellers’ Representative (as defined in the Acquisition Agreement, the “Sellers’ Representative”) the Company fails to enforce its rights under this Agreement to the extent failure to so enforce such rights would reasonably be expected to result in a failure of the conditions to the Acquisition Closing and the Company does not enforce such rights within five (5) days after being notified in writing by the Sellers’ Representative of such purported failure, the Sellers’ Representative shall have the right, as an express third-party beneficiary of this Section 7.3, to enforce such right under this Section 7.3 on behalf of the Company.

Section 7.4. Other Provisions.

(a) Non-Survival of Representations and Warranties. Except with respect to claims for Fraud by a Party in the making of any representation or warranty contained in this Agreement or in any certificate delivered hereunder, the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire at the consummation of the Closing. Except for any covenant or agreement that by its terms contemplates performance after the Closing, except as provided in Section 2.8, none of the covenants and agreements of the Parties contained in this Agreement shall survive the Closing.

(b) Waivers and Amendments.

(i) No failure or delay on the part of the Company, the Investor or the Sellers’ Representative in exercising any of their respective rights, powers or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, the Investor or the Sellers’ Representative at Law, in equity or otherwise.

(ii) Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company, the Investor and, until the Acquisition Agreement shall been terminated in accordance with its terms and solely to the extent such amendment, supplement, modification or waiver (x) involves any of Section 7.1(a), Section 7.2(b) through (d), the last sentence of Section 7.3, this Section 7.4(b) or Section 7.4(c), (y) materially impairs the ability of the Company and the Investor to consummate the Contemplated Transactions or (z) is otherwise materially adverse to the Sellers (as defined in the Acquisition Agreement), the Sellers’ Representative.

(c) Notices. All notices and other communications among the Parties, and, if applicable, the Sellers’ Representative shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours or, if delivered after normal business hours, the following Business Day (in of this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company to:

Nesco Holdings, Inc.
6714 Pointe Inverness Way
Suite 220
Fort Wayne, IN
Attn: Josh Boone
Email: josh.boone@nescorentals.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington D.C. 20004

Attn: Paul Sheridan

Bradley Faris

Email:	Paul.Sheridan@lw.com
Bradley.Faris@lw.com

If to the Investor:

PE One Source Holdings, LLC

C/O Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: John Holland, General Counsel

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza, 12th floor

New York, NY 10004-1482

Attention:	Ken Lefkowitz
Facsimile:	(212) 299-6557
E-mail:	ken.lefkowitz@hugheshubbard.com

If to the Sellers’ Representative, to its address set forth in the Acquisition Agreement.

or at such other address as the Company, the Investor or the Sellers’ Representative each may specify by written notice to the other. Any Party or the Sellers’ Representative may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.4(c).

(d) Cumulative Rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. Other than the Parties and their successors and permitted assigns, no Person is intended to be a beneficiary of this Agreement. No Party may assign its rights under this Agreement without the prior written consent of the other Party; provided that, without the prior consent of the Company, (i) prior to the Closing the Investor may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any Affiliate of the Investor (provided, that no such assignment will relieve the Investor of its obligations under this Agreement) and (ii) after the Closing the Investor may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any purchaser or transferee of more than five percent (5.0%) of the Shares (provided, that no such assignment will relieve the Investor of its obligations under this Agreement).

(f) The provisions of this Agreement are intended for the benefit of, and shall be enforceable only by the Parties. Notwithstanding the foregoing, (i) (A) Section 7.1(a), (B) Section 7.2(b) through (d), (C) the ultimate sentence of Section 7.3, (D) Section 7.4(b) and (E) Section 7.4(c), in each case, to the extent applicable to the Sellers’ Representative, shall also be enforceable by the Sellers’ Representative and (ii) the provisions of Section 6.16 shall be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives.

(g) Governing Law; Consent to Jurisdiction and Service of Process. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement and the transactions contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would result in the application of the Laws of any other jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware (and, in each case, any applicable appellate courts therefrom) for purposes of any Proceeding directly or indirectly arising out of or related in any way to this Agreement or the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of the Parties under this Agreement (and agrees not to commence or support any Person in any such Proceeding relating thereto except in such courts). Each of the Parties further irrevocably waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding in such courts and shall not plead or claim in any such court that any such Proceeding brought in such court has been brought in an inconvenient forum. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered mail to such Party at its address as provided in Section 7.1(c). EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY.

(h) Fees and Expenses. Except as otherwise set forth herein, each Party shall bear his, her or its own fees and expenses incurred in connection with the Contemplated Transactions.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

(j) Entire Agreement. This Agreement, the Confidentiality Agreement and the Clean Team Agreement, together with the schedules and exhibits hereto, and the other Transaction Documents (i) are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein and (ii) supersede all prior agreements and understandings between the Parties with respect to such subject matter, and there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.

(k) No Presumption. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(l) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(m) Further Assurances. Subject to the terms and conditions of this Agreement, from time to time after the Closing, the Company and the Investor agree to cooperate with each other, and at the request of the other Party, to execute and deliver any further instruments or documents and take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the Subscription and to otherwise carry out the intent of the Parties hereunder.

(n) Investor and Company Disclosure Schedules. The Investor Disclosure Schedules and the Company Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Investor Disclosure Schedules and/or the Company Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

(o) Subsidiaries. Whenever this Agreement provides that a Subsidiary of the Company is obligated to take or refrain from taking any action, the Company shall cause such Subsidiary to take or refrain from taking such action.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Common Stock Purchase Agreement to be duly executed as of the day and year first above written.

NESCO HOLDINGS, INC.

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Chief Executive Officer

PE ONE SOURCE HOLDINGS, LLC

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

Exhibit A

Final Form

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

of

NESCO HOLDINGS, INC.

Dated as of [●], 2021

i

EXHIBITS AND SCHEDULES

Exhibit A	Sponsor Earnout Shares
Exhibit B	Registration Rights Joinder
Schedule 1	Management Holders

ii

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [ ], 2021 (the “Effective Time”), is entered into by and among (i) Nesco Holdings, Inc., a Delaware corporation (the “Company”); (ii) NESCO Holdings, LP, a Delaware limited partnership (the “NESCO Holder”); (iii) Energy Capital Partners III, LP, a Delaware limited partnership, Energy Capital Partners III-A, LP, a Delaware limited partnership, Energy Capital Partners III-B, LP, a Delaware limited partnership, Energy Capital Partners III-C, LP, a Delaware limited partnership, Energy Capital Partners III-D, LP, a Delaware limited partnership, and Energy Capital Partners III (NESCO Co-Invest), LP, a Delaware limited partnership (collectively, together with the NESCO Holder, “ECP”); (iv) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company, and the other Persons included on the signature pages hereto as “Sponsors” (collectively, the “Sponsors”); (v) PE One Source Holdings, LLC, a Delaware limited liability company (“Platinum”); (vi) [Blackstone investing entity] (“Blackstone”) and (vii) the stockholders whose names are set forth on Schedule 1 (each a “Management Holder” and collectively the “Management Holders”). Each of the Company, the NESCO Holder, ECP, the Sponsors, Platinum, Blackstone and the Management Holders may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 5.16.

RECITALS

WHEREAS, in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 7, 2019, among the Company, the NESCO Holder and the other parties thereto (as amended or modified, the “Merger Agreement”), the NESCO Holder, ECP, the Sponsors and certain other parties entered into (x) that certain Stockholders’ Agreement with respect to the Company, dated July 31, 2019 and (y) that certain Registration Rights Agreement, dated July 31, 2019 (the “Prior Agreements”);

WHEREAS, as of the date hereof, Platinum has purchased common stock of the Company, par value $0.0001 per share (the “Common Stock”), to facilitate the acquisition by the Company of Custom Truck One Source, L.P. (“CTOS”), an entity controlled by affiliates of Blackstone and by the Management Holders, which acquisition closed on the date hereof and as part of which Blackstone and the Management Holders have agreed to exchange certain of their Equity Interests in CTOS for Common Stock; and

WHEREAS, in connection with the transactions described in the foregoing WHEREAS clause, the parties to the Prior Agreements desire to amend and restate the Prior Agreements by entering into this Agreement, and the other Parties desire to enter into this Agreement, in each case, to govern certain of their rights, duties and obligations with respect to their ownership of Common Stock and the other matters set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CORPORATE GOVERNANCE

Section 1.1 Board of Directors Composition.

(a) The Company shall take all necessary and desirable actions such that (i) the size of the Board shall be set at eleven (11) members, each of whom shall have one Vote, provided that such number and Vote are subject to Section 1.1(b)(i) and Section 1.1(b)(ii), and (ii) the following Persons shall form the composition of the Board: (A) [    ]1 shall be appointed as Class A Directors with terms ending at the Company’s 2021 Annual Meeting; (B) [    ] shall be appointed as Class B Directors with terms ending at the Company’s 2022 Annual Meeting; and (C) [    ] shall be appointed as Class C Directors with terms ending at the Company’s 2023 Annual Meeting.

(b) The following Parties shall have the right to nominate the following Directors (each, a “Nominee”):

(i) For so long as Platinum (together with its Affiliates) meets the Platinum Director Nomination Threshold, Platinum shall have the option and right (but not the obligation) to designate, in the aggregate (and less the number of Platinum Directors who are not up for election) (y) four (4) Directors, each of whom shall be nominated by the Company and have two (2) Votes; plus (z) three (3) Directors who shall be nominated by the Company and the minimum number of whom shall qualify as “independent” solely to the extent necessary to comply with the listing standards of the Approved Stock Exchange. For so long as Platinum (together with its Affiliates) meets the Platinum Ownership Threshold but not the Platinum Director Nomination Threshold, Platinum shall have the option and right (but not the obligation) to designate any number of Directors described in the immediately preceding sentence, having one (1) or two (2) Votes each, so long as the total number of Votes of all such designees does not exceed the difference of the total number of Votes constituting a majority of all Votes of all Directors minus one (1). For so long as Platinum does not meet the Platinum Ownership Threshold but (together with its Affiliates) Beneficially Owns a number of shares of Common Stock (i) equal to or greater than four and one half percent (4.5%) of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis), Platinum shall have the option and right (but not the obligation) to designate one (1) Director (less the number of Platinum Directors who are not up for election) who shall be nominated by the Company, and (ii)(A) equal to or greater than 15% of the total number of shares of Common Stock issued and outstanding and (B) greater than the number of shares of Common Stock owned by any other Person or group of Affiliated Persons (in each of cases (A) and (B) of this sentence, on a Non-Fully Diluted Basis), Platinum shall have the right to designate the Chairperson from among the Directors.

1 Note to draft: Names to be inserted before signing of this Agreement.

(ii) For so long as Platinum (together with its Affiliates) meets the Platinum Ownership Threshold, in addition to the Directors it designated and the Company nominated pursuant to the first sentence of Section 1.1(b)(i), Platinum shall have the right to designate up to two (2) additional Directors, each of whom shall be nominated by the Company. If Platinum designates one (1) or two (2) additional Directors pursuant to the provisions of this Section 1.1(b)(ii), (i) each Director designated and nominated pursuant to this Section 1.1(b)(ii) and Section 1.1(b)(i)(y) shall have a number of Votes that is equal to a fraction the denominator of which is the actual number of Directors serving on the Board at the time such Vote is cast that were nominated pursuant to this Section 1.1(b)(ii) and Section 1.1(b)(i)(y) and the numerator of which is eight (8) and (ii) the Company shall take all necessary and desirable actions such that the size of the Board shall be expanded solely to accommodate the Directors designated and nominated pursuant to this Section 1.1(b)(ii) and to appoint such Director to a directorship class of Platinum’s choice.

(iii) Notwithstanding anything to the contrary contained in this Agreement, if and so long as Platinum (together with its Affiliates) meets the Platinum Director Nomination Threshold and subject to, in addition to and without limiting any and all nomination rights of Platinum and appearance, voting and consent commitments contained in this Agreement, including without limitation as set forth in Section 1.1(d), nothing in this Agreement or the Bylaws shall be deemed to limit (A) the right of Platinum to nominate additional Directors for election to the Board through any and all means not in violation of the Bylaws and to solicit stockholders outside of the Company’s proxy statement applicable to such election, nor (B) the right or ability of the Company to include such additional nominees as the Company’s nominees in its proxy statement applicable to such election and otherwise solicit stockholders to vote in favor of such additional nominees of Platinum, including taking all actions in support thereof; provided however that Platinum shall not nominate any such additional Director pursuant to clause (A) above where such nomination or Platinum’s solicitation in connection therewith would be intended or solicited to fill any position on the Board that is reserved for a nomination pursuant to Section 1.1(b)(iv) through (vi) hereof.

(iv) For so long as Blackstone (together with its Affiliates) Beneficially Owns a number of shares of Common Stock equal to or greater than four and one half percent (4.5%) of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis), Blackstone shall have the right to nominate one (1) Director (if the Blackstone Director is up for election).

(v) For so long as ECP (together with their respective Affiliates) Beneficially Own, in the aggregate, a number of shares of Common Stock equal to or greater than four and one half percent (4.5%) of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis, ECP shall have the right to nominate one (1) Director (if the ECP Director is up for election).

(vi) For so long as Capitol (together with its Affiliates) Beneficially Owns a number of shares of Common Stock equal to 50% or more of the shares of Common Stock owned by Capitol and its Affiliates as of the Effective Time (which number of shares of Common Stock shall include, for the avoidance of doubt, any shares of Common Stock acquired on the date of this Agreement), Capitol shall have the right (A) to nominate either Mark Ein or Dyson Dryden as a Director (if the Capitol Director is up for election) and (B) to have Dyson Dryden (if Capitol nominated Mark Ein as a Director pursuant to clause (A) of this sentence) or Mark Ein (if Capitol nominated Dyson Dryden as a Director pursuant to clause (A) of this sentence) as a non-voting observer to the Board and the Company shall furnish to such observer at the same time provided to the Directors (x) notices of all Board meetings, (y) copies of the materials with respect to all meetings of the Board (or any committees thereof) or otherwise provided to the Directors, and (z) copies of any action by written consent by the Board and copies of such consent promptly after it shall have been signed by the Directors; provided, however, that the Company may redact from the information furnished under clauses (x) through (z) of this sentence any information the Company is prohibited from providing under applicable Law or that the Company reasonably determines may not be provided to protect attorney-client privilege.

In addition, the Parties agree that the Company’s Chief Executive Officer shall be nominated as a Director. The Parties agree and acknowledge that the percentages referenced above are measures that are used solely for purposes of this Agreement and are not intended to establish or be equal to any ownership percentage calculated and reported under Regulation 13D-G promulgated by the SEC or under any other provision of federal or state securities Laws.

(c) The Company shall (i) include each of the Nominees up for election in its proxy statement and proxy card as director nominees of the Board, not include any nominee in replacement of a Nominee without the prior written consent of the Stockholder that designated such Nominee, which consent may be withheld for any reason, (ii) recommend the election of the Nominees up for election to the stockholders of the Company and (iii) solicit proxies in favor of the election of the Nominees up for election (the foregoing clauses (i) through (iii), the “Election Support Efforts”); provided, however, if any Election Support Efforts are not permitted by the applicable rules and regulations of the Approved Stock Exchange or applicable Law, then the Company shall comply with its obligation under this Agreement to the fullest extent so permitted by the applicable rules and regulations of the Approved Stock Exchange or applicable Law; and provided, further, that nothing in this Agreement or the Company’s Bylaws shall be deemed to limit the right or ability of the Company to nominate as the Company’s nominees (rather than as

Platinum’s Nominees) any Platinum Nominees.

(d) Each Stockholder shall, or shall cause its representatives to, appear in person or by proxy at each annual or special meeting of stockholders of the Company at which Directors are to be elected and vote, or act by written consent with respect to, all Voting Securities beneficially owned by it, to cause the Nominees of the other Stockholders to be elected to the Board, whether such Nominees have been nominated by the Board pursuant to Section 1.1(b) or by the relevant Stockholder in accordance with the Bylaws. No Stockholder shall take any action that would reasonably be likely to prevent the election of another Stockholder’s Nominee. Upon the written request of a Stockholder, each other Stockholder shall vote, or act by written consent with respect to, all Voting Securities beneficially owned by it, and otherwise take or cause to be taken all actions within its control necessary, to remove any Director designated by such requesting Stockholder and to elect any replacement Director designated as provided in this Section 1.1. Except as set forth in the immediately preceding sentence, neither the Company nor any Stockholder shall take any action to cause the removal of any Directors designated by another Stockholder in accordance with this Section 1.1.

(e) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director nominated pursuant to this Section 1.1, the remaining Directors and the Company shall, to the extent the applicable Stockholder is entitled to nominate a Director for such position pursuant to Section 1.1(b), to the fullest extent permitted by applicable Law, cause the vacancy created thereby to be filled by a new nominee of the Stockholder that designated such Director as soon as possible, and the Company and the Stockholders hereby agree to take, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions necessary to accomplish the same, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces.

(f) If a Nominee is not elected because of such Nominee’s death, disability, retirement, withdrawal as a nominee or for any other reason, the Stockholder that nominated such Nominee in accordance with this this Section 1.1 shall, to the extent the applicable Stockholder is entitled to nominate a Director for such position pursuant to Section 1.1(b), be entitled to designate promptly another Nominee and each other Stockholder and the Company shall take all necessary and desirable actions within its control such that the Director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one (1) and such vacancy shall be filled with such successor Nominee within ten (10) days of such designation. Notwithstanding anything to the contrary, the Director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Stockholder that nominated such Nominee in accordance with this Section 1.1 fails to designate such Nominee for more than 30 days, after which the Company may appoint an interim successor nominee who may serve as a Director if duly elected or appointed until the Stockholder that nominated such Nominee in accordance with this Section 1.1 makes such designation. No Stockholder shall be obligated to designate all (or any) of the Directors it is entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of its rights hereunder.

(g) In the event that Platinum has nominated less than the total number of Nominees that Platinum would be entitled to nominate pursuant to this Section 1.1, or in the event that Platinum decides to nominate one (1) or two (2) additional Nominees in accordance with Section 1.1(b)(ii), then Platinum shall have the right, at any time, to nominate such additional Nominee(s) to which it would be entitled, in which case the Company, the Directors and the other Stockholders shall take all necessary corporate action within their respective control, to the fullest extent permitted by applicable Law and the rules and regulations of the Approved Stock Exchange, to (x) enable Platinum to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) designate such additional individuals nominated by Platinum to fill such newly created vacancies or to fill any other existing vacancies.

(h) In the event that a Stockholder shall cease to have the right to designate a Director pursuant to this Section 1.1, the Nominee of such Stockholder shall (i) at the request of a majority of the Directors then in office or the Chairperson, resign immediately or such Stockholder shall take all action necessary to remove such Nominee or (ii) if no such request is made, continue to serve until his or her term expires at the next annual meeting of stockholders of the Company. In the event such Nominee resigns or is removed at the request of a majority of the Directors then in office or the Chairperson, the Directors remaining in office shall be entitled to decrease the size of the Board to eliminate such vacancy and no consent under Section 1.7 shall be required in connection with such decrease. The Company shall, and the Stockholders agree to take all action necessary to, remove from the Board any Director that has not been nominated by a Stockholder pursuant to the provisions of this Section 1.1.

(i) The rights of the Stockholders pursuant to this Section 1.1 are personal to the Stockholders and shall not be exercised by any Transferee other than a Permitted Transferee.

(j) Director Expenses; Insurance.

(i) The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(ii) The Company shall (A) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (B) for so long as a Director nominated pursuant to the terms of this Agreement serves as a Director, maintain such coverage with respect to such Director; provided, however, that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

Section 1.2 Committees; Subsidiary Boards.

(a) Immediately following the execution of this Agreement, the Board shall disband the Nominating Committee, if any, so that at the Effective Time the only committees of the Board shall be the Audit Committee and the Compensation Committee.

(b) Subject to Section 1.2(c) and Section 1.2(d), each of Platinum, Blackstone and Capitol, while it has the right to designate at least one (1) Director to the Board and so designated a Director, shall have the right, but not the obligation, to designate such Director as a member to either the Compensation Committee or the Audit Committee and ECP, while it has the right to designate at least one (1) Director to the Board and so designated a Director, shall have the right, but not the obligation, to designate such Director as a member to the Compensation Committee; provided, however, that Platinum, while it meets the Platinum Ownership Threshold, shall in addition have the right, but not the obligation, to designate the majority of the members of all committees of the Board (subject to Section 1.2(d)).

(c) While Platinum meets the Platinum Ownership Threshold, Platinum shall notify each of Blackstone and ECP upon the Board’s formation of any committee in addition to the Audit Committee and the Compensation Committee from time to time. If either of Blackstone and ECP upon such notification promptly notifies Platinum of its desire to have the Board appoint its Director designated in accordance with Section 1.1(a) as a member of such additional committee, Platinum shall cause the Platinum Directors to consider in good faith such request; provided, however, that if such additional committee is a special committee of the Board, the ECP Director, the Capitol Director and the Blackstone Director shall each have the right to be a member of such committee, in each case, if such Person qualifies as independent with respect to the matters for which such committee is formed.

(d) The right of any Director to serve on a committee shall be subject to applicable Law and the Company’s obligation, if any, to comply with any applicable rules of any Approved Stock Exchange.

(e) The Nominees of a Stockholder shall have the right to representation on the board of directors or other similar governing body (or any committee thereof in the case of the Nominees of Platinum) of any Subsidiary of the Company in proportion to their representation on the Board; provided, however, that the Nominee of a Stockholder other than Platinum shall have such right to representation only if and to the extent a Nominee by Platinum is serving on any such board of directors or other similar governing body.

Section 1.3 Operating Council.

(a) Immediately following the execution of this Agreement, the Company shall take all action necessary to form an operating council (the “Operating Council”). The Operating Council shall be responsible for (i) the day-to-day oversight of the Company’s and its Subsidiaries’ business (but cannot make decisions which would require Board approval), (ii) making recommendations to the Board for Board action and (iii) recommending the agenda for every Board meeting. The Company may not dissolve the Operating Council while Platinum meets the

Platinum Ownership Threshold without Platinum’s prior written consent.

(b) While Platinum meets the Platinum Ownership Threshold, it shall have the right to nominate all of the members of the Operating Council, which members may be Directors, officers or employees of the Company or any other Persons selected by Platinum; provided, however, that such members shall include the Chairperson, the Chief Executive Officer and the Chief Financial Officer of the Company. While any of Blackstone, Capitol and ECP has the right to designate one (1) Director to the Board and has so designated a Director, it may designate an observer to the Operating Council and the Operating Council shall furnish to such observer at the same time provided to the Operating Council (i) notices of all meetings of the Operating Council, and (ii) copies of the materials with respect to all meetings of the Operating Council.

(c) The Operating Council shall meet monthly in person or by teleconference. The Operating Council shall submit to the Board the report used as an agenda for such meeting.

Section 1.4 Board Quorum and Action by Written Consent. While Platinum has the right to nominate at least one (1) Director to the Board, a quorum of the Board shall require the presence of at least the majority of the Platinum Directors, provided, however, that if a Board meeting is rescheduled twice (no such Board meeting may be rescheduled within any twenty four (24) hour period) because the majority of the Platinum Directors is not present at each such Board meeting, the presence of the majority of the Platinum Directors shall no longer be required to establish a quorum. Any action to be taken by the Board by written consent shall require the signature of at least the majority of the Platinum Directors.

Section 1.5 Special Meetings of the Board. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson, the Chief Executive Officer or any two (2) Directors.

Section 1.6 Actions Requiring Disinterested Director Approval. At any time after the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, enter into any transaction with, or involving, any Affiliate of a Stockholder, other than (a) customary indemnification agreements with Directors and officers of the Company or any Subsidiary of the Company, (b) transactions permitted by Section 1.7(g) and other customary compensation arrangements with employees of the Company or any of its Subsidiaries and (c) any transaction or series of related transactions in the ordinary course of business and on arms-length third-party terms and not involving amounts in excess of $5,000,000 per annum, in each of cases (a), (b) and (c) of this sentence, without the prior approval of the majority of the Directors not nominated by such Stockholder and that are otherwise disinterested in such transaction.

Section 1.7 Actions Requiring Platinum Approval. At any time after the Effective Time that Platinum meets the Platinum Ownership Threshold, the Company shall not, and shall cause its Subsidiaries not to, take, cause to occur or permit to occur, as applicable, or agree to take, cause to occur or permit to occur, as applicable, directly or indirectly, any of the following actions without the prior written approval of Platinum in its capacity as a stockholder of the Company:

(a) enter into or effect a Change in Control;

(b) consummate any acquisition, whether by purchase, contribution, merger, consolidation or otherwise, of any property, assets or Equity Interests for consideration in excess of $50,000,000, in a single transaction or series of related transactions;

(c) consummate any disposition, whether by sale, contribution, merger, consolidation or otherwise, of any property, assets or Equity Interests for consideration in excess of $50,000,000, in a single transaction or series of related transactions;

(d) enter into any joint venture or similar business alliance having a fair market value as of the date of formation thereof in excess of $50,000,000;

(e) initiate a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act;

(f) make any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole;

(g) repurchase, redeem, acquire or otherwise purchase any Equity Interests of the Company or any Subsidiary of the Company other than (i) in the open market pursuant to a share repurchase plan, (ii) in accordance with any existing compensation plan of the Company or any Subsidiary of the Company or (iii) from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary of the Company, in each of cases (i), (ii) and (iii), that was approved by the Board;

(h) declare dividends on, or reclassify Equity Interests or securities convertible into Equity Interests other than with respect to dividends paid by, or a reclassification of Equity Interests or securities convertible into Equity Interests of, a wholly owned Subsidiary of the Company;

(i) create, incur or assume any indebtedness for borrowed money in excess of $50,000,000 other than borrowings and other extensions of credit under a contract, agreement or similar arrangement (including the asset based lending facility and the existing floor plan financing facilities) in effect as of the Effective Time (without giving effect to any amendment or modification after the Effective Time, unless such amendment or modification is approved by Platinum) or is approved by Platinum after the Effective Time;

(j) other than in the ordinary course of business consistent with past practice, guarantee any indebtedness of, or grant a security interest to, any Person other than the Company and its wholly-owned Subsidiaries;

(k) hire, remove or replace the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company;

(l) amend the charter, bylaws or similar organizational documents of the Company or any of its Subsidiaries;

(m) designate any class of Equity Interests;

(n) issue Equity Interests of the Company or its Subsidiaries other than issuances (i) to the Company or wholly owned Subsidiaries thereof, (ii) to directors, officers or employees of the Company or any Subsidiary of the Company pursuant to a management incentive equity plan approved by the Board or (iii) upon exercise of existing outstanding Equity Interests;

(o) establish or change any employee incentive plan of the Company or any Subsidiary of the Company;

(p) change the accounting policies of the Company or any Subsidiary of the Company other than as required in accordance with United States generally accepted accounting principles, consistently applied, or make any material tax election;

(q) hire, terminate or replace the principal outside counsel or auditor of the Company or any of its Subsidiaries; or

(r) enter into any contract not specifically listed in this Section 1.7(r) involving aggregate payments to or by the Company and its Subsidiaries in excess of $50,000,000 per annum.

Section 1.8 Controlled Company.

(a) The Stockholders acknowledge and agree that by virtue of the voting power of Common Stock held by Platinum and its Affiliates representing more than 50% of the total voting power of the Common Stock outstanding as of the Effective Time, the Company qualifies as a “controlled company” within the rules of the Approved Stock Exchange as of the date hereof.

(b) So long as the Company qualifies as a “controlled company” for purposes of the rules of the Approved Stock Exchange, at Platinum’s request, (x) the Company will elect to be a “controlled company” for purposes of the rules of the Approved Stock Exchange, (y) will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination and (z) file all election notices and other documentation with the Approved Stock Exchange necessary to elect to qualify for the exemptions to any requirements under the rules of the Approved Stock Exchange that do not apply to such “controlled company”.

Section 1.9 Special Meetings of Stockholders. Special meetings of the stockholders for any purpose or purposes may be called at any time by the Board or, while Platinum has the right to designate one (1) or more Directors to the Board, by the Board at the request of Platinum, but such special meetings may not be called by any other Person. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Company may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board, other than meetings called at the request of Platinum in accordance with the first sentence of this Section 1.9.

Section 1.10 Stockholder Action by Written Consent. No action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders except if at the time such consent would otherwise become effective, Platinum Beneficially Owns a number of shares of Common Stock equal to or greater than 50% of the total number of shares of Common Stock issued and outstanding.

Section 1.11 Stock Exchange Listing. The Company will cause the Company’s shares of Common Stock, to be listed on an Approved Stock Exchange.

ARTICLE II

EARNOUT SHARES

Section 2.1 Sponsor Earnout Shares.

(a) Other than in accordance with Section 2.1(g), subject to Section 2.1(c) and Section 2.1(d), no Sponsor may Transfer any of its Sponsor Earnout Shares prior to the third anniversary of the Merger Effective Time. From and after the third anniversary of the Merger Effective Time, the Sponsor Earnout Shares may be Transferred, subject to Section 2.1(h).

(b) Subject to Section 2.1(c) and Section 2.1(d), on (i) the fifth anniversary of the Merger Effective Time, the Minimum Target Sponsor Earnout Shares and the Second Target Sponsor Earnout Shares shall be automatically forfeited by the holders thereof to the Company for no consideration with no further action required of any Person and (ii) on the seventh anniversary of the Merger Effective Time, the Maximum Target Sponsor Earnout Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person.

(c) The restrictions and forfeiture provisions set forth in this Section 2.1, including, for avoidance of doubt, Section 2.1(b), shall cease to apply to (i) such Sponsor’s Minimum Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $13.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Minimum Target”), for any period of 20 trading days out of 30 consecutive trading days, (ii) such Sponsor’s Second Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $16.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Second Target”), for any period of 20 trading days out of 30 consecutive trading days and (iii) such Sponsor’s Maximum Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $19.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Maximum Target”), for any period of 20 trading days out of 30 consecutive trading days.

(d) The restrictions and forfeiture provisions set forth in this Section 2.1, including, for avoidance of doubt, Section 2.1(b), shall cease to apply to (i) such Sponsor’s Minimum Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Second Target, unless the Minimum Target had previously been satisfied pursuant to Section 2.1(c), (ii) such Sponsor’s Minimum Target Sponsor Earnout Shares and Second Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Second Target but less than the Maximum Target, unless the Second Target had previously been satisfied pursuant to Section 2.1(c), and (iii) such Sponsor’s Minimum Target Sponsor Earnout Shares, Second Target Sponsor Earnout Shares and Maximum Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Maximum Target, unless the Maximum Target had previously been satisfied pursuant to Section 2.1(c).

(e) The Sponsors and the Company acknowledge and agree that:

(i) the Sponsor Earnout Shares shall participate in any dividends or other distributions with respect to Common Stock prior to the date such Sponsor Earnout Shares become Transferable in accordance herewith and thereafter;

(ii) the Sponsor Earnout Shares shall have all voting rights, and the Sponsors shall be entitled to vote on any matter as a holder of Sponsor Earnout Shares, prior to the date such Sponsor Earnout Shares become freely Transferable in accordance herewith and thereafter;

(iii) notwithstanding anything to the contrary herein, the Sponsor Earnout Shares shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(iv) each certificate evidencing any Sponsor Earnout Shares and each certificate issued in exchange for or upon the Transfer of any Sponsor Earnout Shares (unless such Sponsor Earnout Shares are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Section 2.1) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN AN AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF [ ], 2021, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing the Sponsor Earnout Shares. The legend set forth above shall be removed from the certificates evidencing any Sponsor Earnout Shares that are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Section 2.1.

(f) Any purported Transfer of Sponsor Earnout Shares in violation of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(g) Notwithstanding anything to the contrary in this Section 2.1, Transfers of Sponsor Earnout Shares are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 2.1 as if they were the original holders of such Sponsor Earnout Shares and (B) promptly Transfer such Sponsor Earnout Shares back to the applicable Sponsor if they cease to be a Permitted Transferee for any reason prior to the date such Sponsor Earnout Shares become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

(h) Notwithstanding anything to the contrary in this Section 2.1, for so long as the applicable Sponsor Earnout Shares are subject to the forfeiture provisions set forth in this Section 2.1, prior to any Transfer of any Sponsor Earnout Shares, the Transferee of such Sponsor Earnout Shares shall agree in a duly and validly executed writing for the benefit of the Company that such Sponsor Earnout Shares remain subject to the forfeiture provisions set forth in this Section 2.1.

Section 2.2 NESCO Holder Earnout Shares.

(a) Subject to Section 2.2(b) and Section 2.2(c), on (i) the fifth anniversary of the Merger Effective Time, the Minimum Target NESCO Holder Earnout Shares and the Second Target NESCO Holder Earnout Shares shall be automatically forfeited by the holders thereof to the Company for no consideration with no further action required of any Person and (ii) on the seventh anniversary of the Merger Effective Time, the Maximum Target NESCO Holder Earnout Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person. For avoidance of doubt, to the extent that Earnout Shares (used herein as defined in the Merger Agreement) are issued pursuant to satisfaction of Section 2.06(a)(i) - (iii) of the Merger Agreement or Section 2.06(b)(i) - (iii) of the Merger Agreement, such Earnout Shares shall not be subject to the forfeiture provisions set forth in this Section 2.2.

(b) The forfeiture provisions set forth in this Section 2.2 shall cease to apply to (i) the Minimum Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Minimum Target for any period of 20 trading days out of 30 consecutive trading days, (ii) the Second Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Second Target for any period of 20 trading days out of 30 consecutive trading days and (iii) the Maximum Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Maximum Target for any period of 20 trading days out of 30 consecutive trading days.

(c) The forfeiture provisions set forth in this Section 2.2 shall cease to apply to (i) the Minimum Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Second Target, unless the Minimum Target had previously been satisfied pursuant to Section 2.2(b), (ii) the Minimum Target NESCO Holder Earnout Shares and Second Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Second Target but less than the Maximum Target, unless the Second Target had previously been satisfied pursuant to Section 2.2(b), and (iii) the Minimum Target NESCO Holder Earnout Shares, Second Target NESCO Holder Earnout Shares and Maximum Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Maximum Target, unless the Maximum Target had previously been satisfied pursuant to Section 2.2(b).

(d) The NESCO Holder and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the NESCO Holder Earnout Shares shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(ii) each certificate evidencing any NESCO Holder Earnout Shares and each certificate issued in exchange for or upon the Transfer of any NESCO Holder Earnout Shares (unless such NESCO Holder Earnout Shares are no longer subject to the forfeiture provisions set forth in this Section 2.2) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AND OTHER PROVISIONS SET FORTH IN AN AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF [ ], 2021, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing the NESCO Holder Earnout Shares. The legend set forth above shall be removed from the certificates evidencing any NESCO Holder Earnout Shares that are no longer subject to the forfeiture provisions set forth in this Section 2.2.

(e) Notwithstanding anything to the contrary in this Section 2.2, for so long as the applicable NESCO Holder Earnout Shares are subject to the forfeiture provisions set forth in this Section 2.2, prior to any Transfer of any NESCO Holder Earnout Shares, the Transferee of such NESCO Holder Earnout Shares shall agree in a duly and validly executed writing for the benefit of the Company that such NESCO Holder Earnout Shares remain subject to the forfeiture provisions set forth in this Section 2.2. Any purported Transfer of NESCO Holder Earnout Shares in violation of this Section 2.2 shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

ARTICLE III

OTHER TRANSFER RESTRICTIONS, DRAG-ALONG

Section 3.1 Restrictions on Transfer of Common Stock.

(a) Notwithstanding anything to the contrary in ARTICLE IV, during the period commencing on the date hereof and ending on the date that is eighteen (18) months following the date of this Agreement (the “Lockup Period” ), Platinum shall not Transfer any shares of Common Stock Beneficially Owned or otherwise held by it other than (i) in accordance with Section 3.1(f), (ii) upon approval by each of Blackstone and ECP (each, while it owns 5% or more of the Common Stock on a fully diluted basis (calculated using the treasury stock method), and in such capacity a “Qualifying Stockholder”), (iii) in a Transfer that is part of a transaction unanimously approved by the Board or (iv) subject to Section 3.1(b), in a Transfer in which the consideration paid or payable for such shares of Common Stock equals or exceeds $8 per share as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Trigger Price”).

(b) At least ten (10) Business Days prior to the anticipated closing date of a Transfer in accordance with Section 3.1(a)(iv) that is a registered underwritten public follow-on offering (a “Trigger Transfer” ), Platinum shall notify (the “Trigger Notice” ) each Qualifying Stockholder and Capitol. Each of the Qualifying Stockholders and Capitol and their respective Affiliates that notifies Platinum within five (5) Business Days following its receipt of the Trigger Notice of its desire to participate in such Trigger Transfer (a “Participating Stockholder” ) shall have the right to participate in such Trigger Transfer in accordance with the provisions set forth in Section 3.1(c) and Section 3.1(d), as applicable.

(c) With respect to the first $200,000,000 in total proceeds raised in Trigger Transfers during the Lockup Period, each Participating Stockholder (other than Capitol) shall have the right to sell a number of shares of Common Stock equal to the lesser of (i) the number of shares of Common Stock that Platinum sells in such Trigger Transfer and (ii) the number of shares of Common Stock that such Participating Stockholder desires to sell in such Trigger Transfer; provided, however, that to the extent a Participating Stockholder (other than Capitol) desires to sell less than the number of shares of Common Stock that Platinum sells in such Trigger Transfer, Platinum and the other Participating Stockholders (other than Capitol) shall be entitled to each additionally sell an equal percentage of the amount of such deficit. Capitol shall have the right to participate in a Trigger Transfer contemplated by this Section 3.1(c) in which ECP is a Participating Stockholder with respect to a number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock ECP has a right to sell in such Trigger Transfer in accordance with the provisions of this paragraph (disregarding any reduction thereof in accordance with this sentence) times (y) a fraction, the denominator of which is the number of shares of Common Stock held by both ECP and Capitol and the numerator of which is the number of shares of Common Stock held by Capitol, and the number of shares of Common Stock that ECP has a right to sell in such Trigger Sale shall be reduced by the number of shares of Common Stock that Capitol elects to sell pursuant to this sentence.

(d) With respect to total proceeds in excess of $200,000,000 raised in Trigger Transfers during the Lockup Period, each Participating Stockholder shall have the right to sell a number of shares of Common Stock equal to the lower of (i) the product of (A) the number of shares of Common Stock subject to such Trigger Transfer times (B) a fraction, the denominator of which is the number of shares of Common Stock held by Platinum and the Participating Stockholders and the numerator of which is the number of shares of Common Stock held by such Participating Stockholder and (ii) the number of Shares of Common Stock that such Participating Stockholder desires to sell.

(e) The Stockholders and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the shares of Common Stock and warrants to purchase shares of Common Stock, in each case, held by a Stockholder shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(ii) each certificate evidencing any shares of Common Stock held by a Stockholder and each certificate issued in exchange for or upon the Transfer of any shares of Common Stock held by a Stockholder (unless such shares are no longer subject to the restrictions on Transfer set forth in this ARTICLE III) shall be stamped or otherwise imprinted with a legend in substantially the form set forth in Section 2.1(e)(iv). The Company shall imprint such legend on certificates evidencing the shares of Common Stock held by each Stockholder. The legend set forth above shall be removed from the certificates evidencing any shares of Common Stock held by a Stockholder that are no longer subject to the restrictions on Transfer set forth in this ARTICLE III.

(f) Notwithstanding anything to the contrary in this ARTICLE III, Transfers of shares of Common Stock and warrants to purchase shares of Common Stock are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this ARTICLE III as if they were the original holders of such shares or warrants and (B) promptly Transfer such shares or warrants back to the applicable Shareholder if they cease to be a Permitted Transferee for any reason prior to the date such shares or warrants become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

Section 3.2 Certain Change in Control Transactions. During the Lockup Period, Platinum shall not vote its Common Stock in favor of any transaction that, if consummated, would result in a Change in Control or in which an Affiliate of Platinum participates, other than a transaction (a) unanimously approved by the Board, (b) consented to in writing by the Qualifying Stockholders, or (c) in which the Change in Control Consideration paid or payable to any of Blackstone, ECP, Capitol or Management (i) would consist of only cash or publicly-traded securities and (ii) would be equal to or in excess of the Trigger Price. From and after the date hereof, if Platinum or an Affiliate of Platinum proposes an acquisition of the Company, “take private” transaction or any similar transaction by Platinum or one or more of its Affiliates or Platinum does not receive the same form of consideration as the other stockholders of the Company in a Change of Control transaction, such transaction shall require, in addition to any other approvals required with respect thereto, approval by (A) a majority of the Directors not nominated by Platinum and that are otherwise disinterested in such transaction or a special committee of independent Directors and (B) while ECP owns 5% or more of the Common Stock on a fully diluted basis (calculated using the treasury stock method), a majority of the stockholders of the Company that are independent of Platinum and otherwise disinterested in such transaction.

Section 3.3 Drag-Along Rights.

(a) Subject to the provisions of Section 3.1 and Section 3.2 if, at any time while Platinum Beneficially Owns a number of shares of Common Stock equal to or greater than 50% of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis), Platinum receives a bona fide offer from a third party to purchase or otherwise desires to Transfer shares of Common Stock to a third party on arm’s length terms (a “Sale Proposal”), including Common Stock owned by other Stockholders (the “Drag Shares”), and (i) such Sale Proposal, if consummated, would result in a Change in Control (taking into account all shares of Common Stock being “dragged”), (ii) such Sale Proposal does not involve the transfer of Drag Shares to Platinum or an Affiliate of Platinum and (iii) in such Sale Proposal, if consummated, Platinum would receive the same form of consideration as the other stockholders of the Company (a “Required Sale”), then Platinum may deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal at least ten (10) Business Days prior to the anticipated closing date of such Required Sale to all other Stockholders requiring them to sell or otherwise Transfer their Common Stock to the proposed transferee in accordance with the provisions of this Section 3.3(a).

(b) The Required Sale Notice shall include the material terms and conditions of the Required Sale, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if any portion of the consideration is other than cash, any material information made available to Platinum with respect to such non-cash consideration that a Stockholder may reasonably request); provided, however, that the provision of such information (or, except with respect to (i) and (ii) of this sentence, lack thereof) shall not relieve any Stockholder of its obligation to sell or otherwise Transfer its Common Stock under this Section 3.3(b) and (iii) the proposed Transfer date, if known. Platinum shall deliver or cause to be delivered to each other Stockholder a copy of the final sale agreement for the Required Sale as soon as reasonably practicable after the same becomes available.

(c) Each Stockholder, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise Transfer, the same proportion of its Common Stock as is being Transferred by Platinum and to otherwise participate in the Required Sale contemplated by the Sale Proposal, to vote, if required by this Agreement or otherwise, its Common Stock in favor of the Required Sale at any meeting of the Company’s stockholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal or similar rights, if any, in connection with the Required Sale and to take all actions as may be reasonably necessary to consummate the Required Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, with terms and conditions that are no worse to such Stockholder than the agreements being entered into and the certificates being delivered by Platinum relating to the Required Sale, and to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as Platinum agrees to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided, however, that unless otherwise agreed by any Stockholder, (w) a Stockholder shall not be required to make representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations, warranties and covenants made, and all other actions taken in connection therewith, by, or with respect to, the Company or its Subsidiaries) or provide indemnities as to any other Stockholder and a Stockholder shall not be required to make any representations and warranties about the business of the Company or its Subsidiaries, (x) no Stockholder shall be liable for the breach of any covenant by any other Stockholder, (y) no Stockholder shall be required to enter into any agreement not to compete (or other restrictive covenant) with the Company or any of its Subsidiaries in connection with the Required Sale, and (z) notwithstanding anything in this Section 3.3(c) to the contrary, any liability relating to representations and warranties and covenants (and related indemnities) and other indemnification, escrow or continuing obligations regarding the business of the Company or its Subsidiaries in connection with the Required Sale shall be shared by a Stockholder in proportion to the proceeds received by such Stockholder and in any event shall not exceed the proceeds received by such Stockholder in the Required Sale.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1 Demand Registrations.

(a) Requests for Registration. Subject to the terms and conditions of this Agreement and following the expiration of the period commencing on the date of this Agreement and ending on the three (3) month anniversary thereof (the “Registration Lockup Period” ), the holders of at least a majority of (i) the Platinum Registrable Securities, (ii) the Blackstone Registrable Securities, (iii) the ECP Registrable Securities, or (iv) the Sponsor Registrable Securities (the holders listed in clauses (i) through (iv) of this sentence, the “Demand Holders”) may, in each case, request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”), or on Form S-3 or any similar short-form registration (“Short-Form Registrations”) if available; provided, however, that each Demand Holder may only make six (6) such requests. All registrations requested pursuant to this Section 4.1(a) are referred to herein as “Demand Registrations”. Demand Registrations shall be underwritten offerings upon the request of a Demanding Holder. The Demand Holders requesting a Demand Registration also may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and, if the Company is a WKSI at the time any request for a Demand Registration is submitted to the Company, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within ten (10) days after receipt of any such request, the Company shall give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 4.1(e), shall include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the Company issues such notice. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(b) Long-Form Registrations. The Company shall pay all Registration Expenses in connection with any Long-Form Registration. The aggregate offering value of the Registrable Securities requested to be registered in any Long-Form Registration must equal at least $10,000,000. All Long-Form Registrations shall be underwritten registrations unless otherwise approved by the Demand Holders requesting registration.

(c) Short-Form Registrations. The Company shall pay all Registration Expenses in connection with any Short-Form Registration. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration.

(d) Shelf Registrations.

(i) In the event that a registration statement under the Securities Act for the Shelf Registration (a “Shelf Registration Statement”) is effective, the Demand Holders whose Registrable Securities are covered by such Shelf Registration Statement shall each have the right at any time or from time to time following the expiration of the Registration Lockup Period, to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such Shelf Registration Statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect, and the Company shall pay all Registration Expenses in connection therewith. The applicable Demand Holders shall make such election by delivering to the Company a written notice (a “Shelf Offering Notice”) with respect to such offering specifying the number of Shelf Registrable Securities that they desire to sell pursuant to such offering (the “Shelf Offering”). As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Offering Notice, the Company shall give written notice of such Shelf Offering Notice to all other holders of Shelf Registrable Securities. The Company, subject to Sections 4.1(e) and 4.7, shall include in such Shelf Offering the Shelf Registrable Securities of any other holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such holder) within five (5) Business Days after the receipt of the Shelf Offering Notice. The Company shall, as expeditiously as possible (and in any event within 20 days after the receipt of a Shelf Offering Notice), but subject to Section 4.1(f), use its reasonable best efforts to facilitate such Shelf Offering. Each Holder agrees that such Holder shall treat as confidential the receipt of the Shelf Offering Notice and shall not disclose or use the information contained in the Company’s notice regarding the Shelf Offering Notice without the prior written consent of the Company and the Holders delivering such Shelf Offering Notice until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(ii) If a Demand Holder wishes to engage in an underwritten block trade, variable price reoffer or overnight underwritten offering, in each case, off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement), then, notwithstanding the time periods set forth in Section 4.1(d)(i) but only following the expiration of the Registration Lockup Period, such holder shall notify the Company not less than two (2) Business Days prior to the day such offering is to commence. The Company shall promptly notify all other Holders of such offering, and such other Holders must elect whether or not to participate by the next Business Day (i.e., one Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by such Demand Holder) wishing to engage in the underwritten block trade), and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such offering (which may close as early as two (2) Business Days after the date it commences); provided, however, that such Demand Holder shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the transaction.

(iii) Subject to Section 4.1(f)(ii), the Company shall, at the request of a Demand Holder whose Shelf Registrable Securities are covered by a Shelf Registration Statement, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosures and language deemed necessary or advisable by such holders to effect such Shelf Offering.

(e) Priority on Demand Registrations and Shelf Offerings. The Company shall not include in any Demand Registration or Shelf Offering any securities which are not Registrable Securities without the prior written consent of the Holders holding at least a majority of the Registrable Securities initially requesting such registration. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such offering prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder; provided, however, notwithstanding anything to the contrary in this ARTICLE IV, if during the Lockup Period ECP has not Transferred any of its shares of Common Stock (excluding Transfers to Permitted Transferees), then, until the earlier of (a) eighteen (18) months following the expiration of the Lockup Period and (b) the time at which ECP Transfers any shares of Common Stock, ECP shall have the right to demand one (1) Demand Registration or Shelf Offering in which the Company shall allocate (i) with respect to the first $200,000,000 in total proceeds raised thereby, at least 33% of such offering to shares of Common Stock held by ECP and Capitol on the basis of the amount of Registrable Securities owned by each of them and (ii) with respect to proceeds raised in excess of $200,000,000, a pro rata portion to ECP and Capitol on the basis of the amount of Registrable Securities owned by each of them as a portion of the total amount of Registrable Securities then issued and outstanding.

(f) Restrictions on Demand Registration and Shelf Offerings.

(i) The Company shall not be obligated to effect any Demand Registration or underwritten Shelf Offering at any time during the Registration Lockup Period or within 60 days after the effective date of a previous Demand Registration or a previous registration in which Registrable Securities were included pursuant to Section 4.2.

(ii) The Company may postpone for up to 90 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if (A) the Board determines in its reasonable good faith judgment that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other financially material transaction involving the Company, (B) the sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction or (z) such transaction renders the Company unable to comply with requirements of the SEC, in each case under circumstances that would make it impractical or inadvisable to cause the Shelf Registration Statement (or such filings) to become effective or to promptly amend or supplement the Shelf Registration Statement on a post effective basis, as applicable; provided, however, that, in such event, the Holders initially requesting such Demand Registration shall be entitled to withdraw such request, and if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Offering pursuant to this Section 4.1(f)(ii) only once in any consecutive twelve (12)-month period; provided, however, that, for the avoidance of doubt, the Company may in any event delay or suspend the effectiveness of Demand Registration or Shelf Offering in the case of an event described under Section 4.4(a)(vi) to enable it to comply with its obligations set forth in Section 4.4(a)(vi). If the conditions set forth in clauses (A) through (C) above are satisfied, the Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the Holders holding a majority of the Registrable Securities initially requesting such registration.

(iii) In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in paragraph (f)(ii) above or pursuant to Section 4.4(a)(xiv) (a “Suspension Event”), the Company shall give a notice to the Holders registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities, and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing; provided that the Company shall not be permitted to deliver more than one Suspension Notice during any consecutive twelve (12) month period or for a period exceeding ninety (90) days. A Holder shall not effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). Each Holder agrees that it shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such Holder in breach of the terms of this Agreement. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the holders and to the holders’ counsel, if any, promptly following the conclusion of any Suspension Event.

(iv) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice with respect to any Shelf Registration Statement pursuant to Section 4.1(f)(iii), the Company agrees that it shall extend the period of time during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales with respect to each Suspension Event; provided, however, that such period of time shall not be extended beyond the date that shares of Common Stock covered by such Shelf Registration Statement are no longer Registrable Securities.

(g) Selection of Underwriters. The Demand Holders requesting any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering. If any Shelf Offering is an underwritten offering, the Demand Holders requesting such underwritten offering shall have the right to select the investment banker(s) and manager(s) to administer the offering relating to such Shelf Offering. The Company represents and warrants that no investment bankers are entitled to any rights that would conflict with the rights of the Holders under this Section 4.1(g).

(h) Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company or any Subsidiary to register any Equity Interests of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Holders holding a majority of the Registrable Securities; provided, however, that the Company may grant rights to other Persons to participate in Piggyback Registrations so long as such rights are subordinate to the rights of the Holders with respect to such Piggyback Registrations as set forth in Section 4.2(c).

(i) Revocation of Demand Notice or Shelf Offering Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Holders that provided such Demand Registration or Shelf Offering Notice may revoke such Demand Registration or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders, in each case by providing written notice to the Company.

Section 4.2 Piggyback Registrations.

(a) Right to Piggyback. Whenever following the expiration of the Registration Lockup Period the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration or in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give written notice at least five (5) Business Days prior to the filing of the registration statement relating to the Piggyback Registration to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 4.2(c) and Section 4.1(e), shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within two (2) Business Days after delivery of the Company’s notice.

(b) Piggyback Expenses. The Registration Expenses of the Holders shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their sole opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration which, in the sole opinion of the underwriters, can be sold without any such adverse effect.

(d) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the investment banker(s) and manager(s) for the offering shall be selected by the Company.

(e) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it as a primary offering under this Section 4.2 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.5.

Section 4.3 Holdback Agreements.

(a) Holders. Each and every Holder shall enter into lock-up agreements with the managing underwriter(s) of an underwritten Public Offering providing that, unless the underwriters managing such underwritten Public Offering otherwise agree in writing, subject to customary exceptions such Holder shall not (i) offer, sell, contract to sell, pledge (excluding bona fide pledges pursuant to margin loans or similar arrangements) or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any Equity Interests of the Company (including Equity Interests of the Company that may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the SEC) (collectively, “Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities, whether such transaction is to be settled by delivery of such Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the earlier of the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such Public Offering or the “pricing” of such offering and continuing to the date that is no longer than 90 days following the date of the final prospectus for such Public Offering (or such shorter period that is required by the managing underwriter(s)) (the “Holdback Period”).

(b) The Company. The Company (i) shall not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its Equity Interests during any Holdback Period and (ii) shall use its reasonable best efforts to cause (A) each holder of at least 5% (on a fully-diluted basis) of its shares of Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock, and (B) each of its Directors and executive officers to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the Public Offering otherwise agree in writing.

Section 4.4 Registration Procedures.

(a) Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(i) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided, however, that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders holding a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii) notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.4(a)(v), (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation);

(vi) notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 4.1(f), at the request of any such seller, the Company shall use its reasonable best efforts to prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vii) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders holding a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split, combination of shares, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(xiii) permit any Holder which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company to participate in the preparation of such registration or comparable statement and to allow such holder to provide language for insertion therein, in form and substance reasonably satisfactory to the Company, which in the reasonable judgment of such holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any shares of Common Stock included in such registration statement for sale in any jurisdiction, use reasonable best efforts promptly to obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(xvii) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with

FINRA;

(xviii) use its reasonable best efforts to make available the executive officers of the Company to participate with the Holders and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities;

(xix) in the case of any underwritten offering, use its reasonable best efforts to obtain one or more comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(xx) in the case of an underwritten offering, use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(xxi) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective and, if WKSI status is lost, to file an amendment to the Automatic Shelf Registration Statement to convert it into a Shelf Registration Statement as promptly as practicable;

(xxii) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(xxiii) if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(b) If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that, once it is eligible to rely on Rule 430B, at the request of the Holders holding a majority of the Registrable Securities, it shall include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(c) The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information required by law to be included in such registration regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

(d) If Platinum, Blackstone, ECP, the Sponsors or any of their respective Affiliates seek to effectuate an in-kind distribution of all or part of their respective Registrable Securities to their respective direct or indirect equityholders, the Company shall, subject to any applicable lock-ups, use reasonable best efforts to facilitate such in-kind distribution in the manner reasonably requested.

Section 4.5 Registration Expenses.

(a) The Company’s Obligation. All expenses incident to the Company’s performance of or compliance with this ARTICLE IV (including, without limitation, all registration, qualification and filing fees, including FINRA filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, transfer agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters, including, if necessary, a “qualified independent underwriter” (as such term is defined by FINRA) (excluding underwriting discounts and commissions), and other Persons retained by the Company) (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account (provided, however, that such underwriting discounts and commissions applicable to Registrable Securities will be the same per share as those applicable to Registrable Securities held be the Demand Holders included in such Demand Registration, Shelf Offering or Piggyback Registration).

(b) Counsel Fees and Disbursements. In connection with each Demand Registration, each Piggyback Registration and each Shelf Offering that is an underwritten offering, the Company shall reimburse the Holders participating in such registration (i) for the reasonable fees and disbursements of one counsel chosen by the Holders holding a majority of the Registrable Securities included in such registration or participating in such Shelf Offering and (ii) for the reasonable fees and disbursements of each additional counsel retained by any holder for the purpose of rendering a legal opinion on behalf of any such holder in connection with any underwritten Demand Registration, Piggyback Registration or Shelf Offering.

(c) Security Holders. To the extent any expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those expenses allocable to the registration of such holder’s securities so included in proportion to the aggregate selling price of the securities to be so registered.

Section 4.6 Indemnification and Contribution.

(a) By the Company. The Company shall indemnify and hold harmless, to the extent permitted by applicable Law, each Holder, such Holder’s officers, directors employees, agents and representatives, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 4.6(a), collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.

(b) By each Holder. In connection with any registration statement in which a Holder is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use in such registration statement; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the Holders holding a majority of the Registrable Securities included in the registration if such Holders are indemnified parties, at the expense of the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 4.6(a) or (b) is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 4.6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Section 4.6 shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to Law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 4.7 Underwritten Offerings. No Person may participate in any registration hereunder which is underwritten unless such Person: (a) agrees to sell the same class and type of securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided, however, that no Holder shall be required to sell more than the number of Registrable Securities such Holder has requested to include); (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents reasonably required of all holders of securities being included in such registration under the terms of such underwriting arrangements; and (c) completes and executes all powers of attorney and custody agreements as reasonably requested by the managing underwriters; provided, however, that no Holder included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 4.6 or those provided by the other Holders participating in such underwritten registration. For the avoidance of doubt, each Holder shall execute such customary powers of attorney or custody agreements as are requested by the managing underwriters, appointing as power of attorney or custodian such persons as reasonably requested by the Holders holding the majority of the Registrable Securities. Each Holder shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Holder’s obligations under Section 4.3, Section 4.4 and this Section 4.7 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4.3 and this Section 4.7, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Holders, the Company and the underwriters created pursuant to this Section 4.7. In the case of any registration hereunder that is underwritten which is requested by the Demand Holders, the price, underwriting discount and other financial terms of the related underwriting agreement for such securities shall be determined by the Holders holding a majority of the Registrable Securities requesting such underwritten offering, provided, however, that such price, underwriting discount and other financial terms shall be applicable pari passu among all Registrable Securities included in such registration on a pro rata basis.

Section 4.8 Additional Parties; Joinder. Subject to the prior written consent of the Holders holding a majority of the Registrable Securities and except as provided in Section 5.1(b), the Company may permit any Person who acquires shares of Common Stock or rights to acquire shares of Common Stock from the Company after the date hereof to become a party to this Agreement and to succeed to all of the rights and obligations of a “Holder” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, the shares of Common Stock acquired by such Person (the “Acquired Common”) shall be Registrable Securities hereunder, such Person shall be a “Holder” under this Agreement with respect to the Acquired Common, and the Company shall add such Person’s name and address to the appropriate schedule hereto and circulate such information to the parties to this Agreement.

Section 4.9 Current Public Information. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any holder or Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities pursuant to Rule 144. Upon request, the Company shall deliver to any Holder a written statement as to whether it has complied with such requirements.

Section 4.10 Subsidiary Public Offering. If, after an initial Public Offering of the Equity Interests of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equity holders, then the rights and obligations of the Company pursuant to this Agreement shall apply, mutatis mutandis, to such Subsidiary, and the Company shall cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS, DEFINITIONS

Section 5.1 Assignment; Benefit of Parties.

(a) Subject to Section 5.1(b) and Section 5.1(c), this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Parties, and any purported assignment or other transfer without such consent shall be null and void. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

(b) The rights to cause the Company to register Registrable Securities under ARTICLE IV may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities; provided, however, that any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder and that each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under ARTICLE IV.

(c) So long as ECP and its Affiliates are the beneficial owners of a majority of the NESCO Holder Shares, at the written request of ECP, the NESCO Holder shall assign to ECP (or to an Affiliate of ECP designated in writing by it), without any further consent required from any other Party, all of its rights hereunder and, following such assignment, ECP (or an Affiliate designated in writing by it) shall be deemed to be the “NESCO Holder” for all purposes hereunder; provided, however, that ECP (or its Affiliate designated in writing) assumes in writing responsibility for its portion of the obligations of the NESCO Holder and that, if ECP designates an Affiliate in writing, then such Affiliate shall continue to be an Affiliate of ECP at all times.

Section 5.2 Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 5.3 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail as of the date so transmitted (or, if transmitted after normal business hours, on the next Business Day at the local time of the recipient), (c) the third Business Day following the day sent by reputable national overnight courier (with written confirmation of receipt), or (d) the seventh Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a) If to the Company or the Management Holders:

Nesco Holdings, Inc.

6714 Pointe Inverness Way, Suite 220

Fort Wayne, Indiana 46804

Attention: [__]

E-mail: [__]

with a copy (which alone shall not constitute notice) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington D.C. 20004

Attn:	Paul Sheridan
David Brown
Email:	Paul.Sheridan@lw.com
David.Brown@lw.com

(b) If to the NESCO Holder or ECP:

Energy Capital Partners III, LLC

12680 High Bluff Drive, Suite 400

San Diego, California 92130

Attention:	Rahman D’Argenio
Chris Leininger
Email:	rdargenio@ecpartners.com
cleininger@ecpartners.com

(c) If to the Sponsors:

Capitol Investment Corp. IV

1300 17th Street North, Suite 820

Arlington, Virginia 22209

Attn:	Mark D. Ein, Chairman & CEO, and Dyson Dryden, President & CFO
E-mail:	mark@capinvestment.com
dyson@capinvestment.com

with a copy (which alone shall not constitute notice) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington D.C. 20004

Attn:	Paul Sheridan
David Brown
Email:	Paul.Sheridan@lw.com
David.Brown@lw.com

(d) If to Platinum:

Platinum Once Source Holdings, LLC

c/o Platinum Equity Advisors, LLC

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Email: LSamson@platinumequity.com

Attn: Louis Samson

and

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attn: John Holland

Email: [     ]@platinumequity.com]

with a copy (which alone shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

E-mail Address: ken.lefkowitz@hugheshubbard.com

Attention: Kenneth A. Lefkowitz

(e) If to Blackstone: [     ]

with a copy (which alone shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Rhett A. Van Syoc, P.C.

Cyril V. Jones

E-mail: rhett.vansyoc@kirkland.com

cyril.jones@kirkland.com

Section 5.4 Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 5.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 5.6 Further Assurances. In order to effectuate the provisions of this Agreement, each Stockholder hereby agrees to take, in its capacity as a stockholder of the Company, all actions reasonably necessary to give effect to the provisions of this Agreement (such actions, “Necessary Action”), including, without limitation, (a) when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, using its commercially reasonable efforts to call, or cause the appropriate officers and Directors of the Company to call, one or more meetings of the Company’s stockholders, to take such action or vote, (b) to attend all meetings of the Company’s stockholders in person or by proxy for purposes of obtaining a quorum that are called for the election of Directors of the Company or for the purpose of taking any action required by this Agreement, (c) to vote or cause to be voted all Equity Interests over which such Stockholder has voting power at meetings of the Company’s stockholders or in actions of the Company’s stockholders by written consent so as to effectuate the provisions of this Agreement and, (d) in the case of a Stockholder that has nominated a Director pursuant to Section 1.1, to use its reasonable best efforts to cause the Board to adopt, either at a meeting of the Board or by unanimous written consent of the Board, all the resolutions necessary to effectuate the provisions of this Agreement, including causing members of the Board to be removed in accordance with the provisions of this Agreement.

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 5.8 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 5.9 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.9. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10 Indemnification.

(a) The Company agrees to indemnify and hold harmless each of Platinum, ECP, Capitol, Blackstone and their respective directors, officers, partners, members, direct and indirect owners, managers, Affiliates and controlling persons (each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the Effective Time to the extent arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase and/or ownership of any Equity Interests or (ii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or as a director, officer, partner, member, manager, Affiliate or controlling person of any of Platinum, ECP, Capitol or Blackstone, as the case may be) of the Company; provided, however, that the foregoing indemnification rights in this Section 5.10(a) shall not be available to the extent that (i) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (ii) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; or (iii) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable Law or public policy. For purposes of this Section 5.10(a), none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 5.10(a), then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 5.10(a), to the extent that any Stockholder Indemnitee is indemnified for Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 5.10(a) or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying a Stockholder Indemnitee, shall, if and to the extent permitted by Law, contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

(b) The Company agrees to pay or reimburse each Stockholder for all reasonable, out-of-pocket costs and expenses of such Stockholder (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with the enforcement or exercise by such Stockholder of any right granted to it or provided for hereunder.

Section 5.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.

Section 5.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement or the applicable rules and regulations of the Approved Stock Exchange, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law or the applicable rules and regulations of the Approved Stock Exchange and to the extent necessary to give effect to the intent of the Parties, and the Parties shall take all actions reasonably necessary to cause such reformation, construction or enforcement.

Section 5.13 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 5.14 Termination. This Agreement shall expire and terminate automatically at such time as none of Platinum, Blackstone, ECP or Capitol has the right to nominate a nominee pursuant to Section 1.1(a); provided, however, this Agreement shall expire and terminate automatically with respect to each of Platinum, Blackstone, ECP or Capitol, as applicable, at such time as such Party no longer Beneficially Owns any shares of Common Stock; provided, further, however, that Section 1.1(h), Section 1.1(j), Section 2.1, Section 2.2, Section 4.6 and ARTICLE V shall survive the termination of this Agreement (whether in whole or with respect to any particular Party).

Section 5.15 Enforcement. Each of the Parties covenant and agree that the disinterested Directors have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 5.16 Definitions.

“Action” means any action, claim, demand, litigation, suit, counter suit, civil charge, criminal proceeding, complaint, dispute, examination, injunction, hearing, investigation, inquiry, audit, settlement, mediation, arbitration or other legal or administrative proceeding of any sort by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. “Affiliates” with respect to Platinum, Blackstone, ECP and Capitol, respectively, shall not include the Company or its Subsidiaries.

“Annual Meeting” means any meeting of the stockholders of the Company held for the purpose of electing the Directors of the Company.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the Common Stock of the Company is listed.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning ascribed to it in Section 13(d) of the Exchange Act; provided, however, that a Person shall not be deemed to have Beneficial Ownership of an Equity Interest (including Common Stock) unless it has the pecuniary interest in such Equity Interest.

“Blackstone Director” means the individual elected to the Board that has been nominated by Blackstone pursuant to this Agreement.

“Blackstone Registrable Securities” means the Registrable Securities held by Blackstone and its Affiliates and any Person to whom it transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Capitol Director” means the individual elected to the Board that has been nominated by Capitol pursuant to this Agreement.

“Chairperson” means the chairperson of the Board.

“Change in Control” means the occurrence of the following event: any one Person (other than Platinum and its Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding Platinum and its Affiliates), acquiring ownership of Equity Interests of the Company which, together with the Equity Interests held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the Equity Interests of the Company; provided, however, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the Equity Interests of the Company through one or more transactions, the “price per share” paid or payable to the stockholders of the Company for purposes of Section 2.1(d) and Section 2.2(c) shall be the last price per share paid by such Person(s) in connection with all such transactions.

“Change in Control Consideration” means the amount per share to be received by a holder of shares of Common Stock in connection with a Change in Control, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.

“Common Stock Price” means, on any date after the Effective Time, the closing sale price per share of Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“ECP Director” means the individual elected to the Board that has been nominated by ECP pursuant to this Agreement.

“ECP Registrable Securities” means the Registrable Securities held by ECP and any Affiliate of ECP to whom ECP transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or noncertificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, including all securities convertible or exchangeable for such equity and all options, warrants and other rights to purchase or otherwise acquire such equity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” means a Stockholder that holds Registrable Securities.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Maximum Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 1,651,798 shares of NESCO Holder Earnout Shares.

“Maximum Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Maximum Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A.

“Merger Effective Time” means July 31, 2019.

“Minimum Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 900,000 shares of NESCO Holder Earnout Shares.

“Minimum Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Minimum Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A.

“NESCO Holder Earnout Shares” means the Earnout Shares issued pursuant to Section 2.06(g) of the Merger Agreement.

“NESCO Holder Shares” means any shares of Common Stock held by the NESCO

Holder.

“Non-Fully Diluted Basis” means all shares of Common Stock issued and outstanding, excluding the Sponsor Earnout Shares to the extent such Sponsor Earnout Shares remain subject to forfeiture pursuant to Section 2.1.

“Other Holders” means any Person that has become bound by the provisions of Article IV by executing a Joinder.

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Platinum Director” means an individual elected to the Board that has been nominated by Platinum pursuant to this Agreement or otherwise in accordance with the Bylaws.

“Platinum Director Nomination Threshold” means that Platinum, together with its Affiliates, Beneficially Owns a number of shares of Common Stock that is equal to or greater than 50% of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis).

“Platinum Ownership Threshold” means that Platinum, together with its Affiliates, Beneficially Owns a number of shares of Common Stock that is (a) equal to or greater than 30% of the total number of shares of Common Stock issued and outstanding and (b) greater than the number of shares of Common Stock owned by any other Person or group of Affiliated Persons (in each of cases (a) and (b) of this sentence, on a Non-Fully Diluted Basis).

“Platinum Registrable Securities” means the Registrable Securities held by a Platinum, its Affiliates and any Person to whom it transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Public Offering” means any sale or distribution by the Company and/or Holders to the public of shares of Common Stock pursuant to an offering registered under the Securities Act.

“Registrable Securities” means (a) any shares of Common Stock held by a Demand Holder or any Other Holder (including, for the avoidance of doubt, any Earnout Shares (as defined in the Merger Agreement) and Sponsor Earnout Shares), in each case, upon the issuance thereof or lapse of transfer restrictions applicable thereto), (b) any Warrants issued to or held by ECP, any Sponsor or any Other Holder or any shares of Common Stock issued or issuable upon exercise thereof, and (c) any Equity Interests of the Company or any Subsidiary of the Company issued or issuable with respect to the securities referred to in clause (a) or (b) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (i) sold or distributed pursuant to a Public Offering, (ii) sold in compliance with Rule 144 or (iii) repurchased by the Company or a Subsidiary of the Company. For purposes of this Agreement, a Person shall be deemed to be a Holder and the Registrable Securities shall be deemed to be in existence, in each case, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a Holder hereunder. Notwithstanding anything to the contrary in this Agreement, the Sponsor Earnout Shares shall not be deemed Registrable Securities unless and until the restrictions set forth in this Agreement shall have ceased to apply in accordance with the terms thereof.

“Rule 144,” “Rule 158,” “Rule 405,” “Rule 415” and “Rule 430B” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same shall be amended from time to time, or any successor rule then in force.

“SEC” means the United States Securities and Exchange Commission.

“Second Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 900,000 shares of NESCO Holder Earnout Shares.

“Second Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Second Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Sponsor Earnout Shares” means, collectively, the Minimum Target Sponsor Earnout Shares, the Second Target Sponsor Earnout Shares and the Maximum Target Sponsor Earnout Shares.

“Sponsor Registrable Securities” means the Registrable Securities held by a Sponsor, its Affiliates and any Person to whom it transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Stockholder” means any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the Equity Interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Transfer” means any (a) sale, transfer, assignment, hypothecation, pledge, encumbrance or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock, (b) hedge, swap, forward contract or other similar transaction that is designed to or which would reasonably be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, Common Stock or (c) sale of, or trade in, derivative securities representing the right to vote or economic benefits of Common Stock.. “Transferable” and “Transferee” shall each have a correlative meaning.

“Vote” with respect to any Director, shall mean the vote of such Director when voting for or against the passing of any resolutions of the Board or any committee thereof and in respect of any determination of quorum present with respect to any matter.

“Voting Securities” shall mean, at any time of determination, shares of any class of Equity Interests of the Company that are then entitled to vote generally in the election of Directors.

“Warrants” means the Company’s warrants, each exercisable for one share of Common Stock.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

Other defined terms:

Acquired Common	4.8
Agreement	Preamble
Automatic Shelf Registration Statement	4.1(a)
Blackstone	Preamble
Common Stock	Recitals
Company	Preamble
CTOS	Recitals
Demand Holders	4.1(a)
Demand Registrations	4.1(a)
Drag Shares	3.3(a)
ECP	Preamble
Effective Time	Preamble
Election Support Efforts	Section 1.1(c)
End of Suspension Notice	4.1(f)(iii)
Holdback Period	4.3(a)
Indemnified Parties	4.6(a)
Joinder	4.8
Lockup Period	3.1(a)
Long-Form Registrations	4.1(a)
Losses	5.10(a)
Management Holder	Preamble
Management Holders	Preamble
Maximum Target	2.1(c)
Merger Agreement	Recitals
Minimum Target	2.1(c)
Necessary Action	5.6
NESCO Holder	Preamble
Nominee	1.1(a)
Operating Council	1.3
Participating Stockholder	3.1(b)
Parties	Preamble
Party	Preamble
Piggyback Registration	4.2(a)
44

Platinum	Preamble
Prior Agreements	Recitals
Qualifying Stockholder	3.1(a)
Registration Expenses	4.5(a)
Registration Lockup Period	4.1(a)
Required Sale	3.3(a)
Required Sale Notice	3.3(a)
Sale Proposal	3.3(a)
Sale Transaction	4.3(a)
Second Target	2.1(c)
Securities	4.3(a)
Shelf Offering	4.1(d)
Shelf Offering Notice	4.1(d)
Shelf Registrable Securities	4.1(d)
Shelf Registration	4.1(a)
Shelf Registration Statement	4.1(d)
Short-Form Registrations	4.1(a)
Sponsors	Preamble
Stockholder Indemnitee	5.10(a)
Suspension Event	4.1(f)(iii)
Suspension Notice	4.1(f)(iii)
Suspension Period	4.1(f)(ii)
Trigger Notice	3.1(b)
Trigger Price	3.1(a)
Trigger Transfer	3.1(b)

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Company:

NESCO HOLDINGS, INC.

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

NESCO Holder:

NESCO HOLDINGS, LP

By:	NESCO Holdings GP, LLC
Its:	General Partner

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

ECP:

ENERGY CAPITAL PARTNERS III, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

By:
Name:
Title:

ENERGY CAPITAL PARTNERS III-A, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

By:
Name:
Title:

ENERGY CAPITAL PARTNERS III-B, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

ENERGY CAPITAL PARTNERS III-C, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

By:
Name:
Title:

ENERGY CAPITAL PARTNERS III-D, LP

By:	Energy Capital Partners GP III, LP
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	General Partner

By:
Name:
Title:

ENERGY CAPITAL PARTNERS III (NESCO CO-INVEST), LP

By:	Energy Capital Partners GP III Co-Investment (NESCO), LLC
Its:	General Partner

	By:	Energy Capital Partners III, LLC
	Its:	Managing Member

By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

Sponsors:

CAPITOL ACQUISITION MANAGEMENT IV LLC

By:

Name:
Title:

CAPITOL ACQUISITION FOUNDER IV LLC

By:

Name:
Title:

[Signature page to Stockholders’ Agreement]

Blackstone:

[BLACKSTONE INVESTING ENTITY]

By:

Name:
Title:

[Signature page to Stockholders’ Agreement]

Platinum:

PE ONE SOURCE HOLDINGS, LLC

By:

Name:
Title:

[Signature page to Stockholders’ Agreement]

Management Holders:

Name:
Title:

Name:
Title:

Name:
Title:

[Signature page to Stockholders’ Agreement]

EXHIBIT A

	Minimum	Second	Maximum
	Target	Target	Target
	Sponsor	Sponsor	Sponsor
	Earnout	Earnout	Earnout
Sponsor	Shares	Shares	Shares
Capitol Acquisition Management IV LLC
c/o Mark D. Ein
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	916,405	916,405	227,924

Capitol Acquisition Founder IV LLC
c/o L. Dyson Dryden
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	458,202	458,202	113,963

Richard C. Donaldson
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	6,957	6,957	1,730

Brooke B. Coburn
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	6,957	6,957	1,730

Lawrence Calcano
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	6,957	6,957	1,730

Preston Parnell
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	3,826	3,826	952

Winston Lin
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	696	696	173
Total	1,400,000	1,400,000	348,202

EXHIBIT B

REGISTRATION RIGHTS JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Stockholders’ Agreement dated as of [ ], 2021 (as the same may hereafter be amended, the “Stockholders’ Agreement”), among Nesco Holdings, Inc., a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of Article IV of the Stockholders’ Agreement and all other provisions thereof necessary to give effect to such Article IV as a Holder in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement, and the undersigned’s [number] shares of Common Stock shall be included as Registrable Securities under the Stockholders’ Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____day of___________, ______________.

Signature of Stockholder

Print Name of Stockholder

Address:

Agreed and Accepted as of

NESCO HOLDINGS, INC.

By:

Its:

Schedule 1 – Management Holders

[to come]

Exhibit B

Final

Bylaws of

Nesco Holdings, Inc.

(a Delaware corporation)

i

(continued)

(continued)

(continued)

Page

Article X - Amendments	24

Article XI - Definitions	24

Article XII - Conflicts	25

Bylaws of

Nesco Holdings, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Nesco Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted.

2.3 Special Meeting.

(i) Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board or the chairperson of the Board shall determine and state in the notice of meeting. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board or the chairperson of the Board; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board or the chairperson of the Board at the request of Platinum (as defined in the Certificate of Incorporation, “Platinum”), the Board shall not postpone, reschedule or cancel such special meeting without the prior written consent of Platinum.

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(ii) Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) as provided in the Stockholders Agreement (as defined in the Certificate of Incorporation, the “Stockholders Agreement”), or (b) by or at the direction of the Board or any committee thereof.

(iii) No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in Person who (A)(1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3. For purposes of this Section 2.4 and Section 2.5, “present in Person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5.

2

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the day occurring 90 days prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (2) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

3

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

4

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive office of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Nominations of any Person for election to the Board at an annual meeting may be made at such meeting only (a) as provided in the Stockholders Agreement, (b) subject to the Stockholders Agreement, by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (c) by a stockholder present in Person (as defined in Section 2.4) (1) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. Except as provided otherwise in the Stockholders Agreement, the foregoing clause (c) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

5

(ii) Without qualification, for a stockholder to make any nomination of a Person or Persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii); provided that if such nominating stockholder is Platinum, then for purposes of such definition each reference to “90 days” in Section 2.4(ii) shall be replaced by “45 days”) thereof in writing and in proper form to the Secretary of the Corporation; provided further, that the Company shall identify to Platinum in writing all such Board nominees for such meeting on or before such 45th day and promptly following any change therein (other than any change in a nomination previously made by Platinum) such that for a period of ten (10) days following each such notice of change, Platinum shall be exempt from any advance notice limitations with respect to, and shall be permitted, further nominations in its capacity as a stockholder for such meeting, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, except in the case of clauses (a) and (b) where the nominating stockholder is Platinum, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a)), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi).

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(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, or (c) any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(v) To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination.

(vi) Except with respect to a candidate nominated by Platinum, the Board may also require a proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(vii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

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(viii) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect; provided that in the case where the Nominating Person is Platinum, such determination must be made and declared in writing to Platinum (including such detail as would permit Platinum to remedy any such defects) within two business days following the receipt of the applicable notice of nomination provided for in Section 2.5(ii) and the Corporation shall use it best efforts to cooperate with and assist Platinum in promptly and timely remedying any such defects.

(ix) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

2.6 Exemption of Certain Stockholders.

Subject to this Article II, at any time when a Stockholder (as defined in the Stockholders Agreement) has the right to designate one or more directors to the Board in accordance with the Stockholders Agreement, regardless whether the Corporation is under an obligation or elects to nominate such director pursuant to the Stockholders Agreement, nothing contained in the Stockholders Agreement or elsewhere in these Bylaws shall be deemed to, and the Company shall take no action that would, nor omit to take any action where such omission would, in whole or in part, directly or indirectly, limit, impair, delay or prevent such Stockholder from making any additional nomination(s), unless and only to the extent expressly prohibited by the Stockholders Agreement.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.8 or Section 8.1 not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 8.1.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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2.9 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in Person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in Person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.10 until a quorum is present or represented.

2.10 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.11 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.12 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.13 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.14 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.15 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.15 or to vote in Person or by proxy at any meeting of stockholders.

2.16 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

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Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

2.17 Consent of Stockholders in Lieu of a Meeting.

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Stockholders Agreement and the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

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3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, subject to the Stockholders Agreement, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Stockholders Agreement, the Certificate of Incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the class, if any, to which the director is appointed and until such director’s successor shall have been elected and qualified. A vacancy on the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in Person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer or any two members of the Board.

Notice of the time and place of special meetings shall be:

(i) delivered Personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

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(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (a) delivered Personally by hand, by courier or by telephone, (b) sent by facsimile or electronic mail, or (c) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided, however, that while Platinum has the right to nominate at least one director to the Board in accordance with the Stockholders Agreement, a quorum of the Board shall require the presence of at least the majority of the Platinum Directors (as defined in the Stockholders Agreement, the “Platinum Directors”), provided further, however, that if a Board meeting is rescheduled twice (no such Board meeting may be rescheduled within any 24 hour period) because the majority of the Platinum Directors is not present at each such Board meeting, the presence of the majority of the Platinum Directors shall no longer be required to establish a quorum. Any action to be taken by the Board by written consent shall require the signature of at least the majority of the Platinum Directors.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Votes.

Subject to Section 1.1 of the Stockholders Agreement with respect to the Platinum Directors, each director shall have one vote.

3.10 Chairperson.

Subject to the Stockholders Agreement, the Board may elect a chairperson of the Board, who shall have the powers and perform such duties as provided in these bylaws and as the Board may from time to time prescribe. The chairperson shall preside at all meetings of the Board at which he or she is present. If the chairperson of the Board is not present at a meeting of the Board, a majority of the directors present at such meeting shall elect one of their members to preside.

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3.11 Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.12 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the Stockholders Agreement. The Board, subject to the Stockholders Agreement, may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

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(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action without a meeting); and

(v) Section 7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(vi) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(vii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(viii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Operating Council

The Board has established an operating council (the “Operating Council”). The Operating Council is responsible for (i) the day-to-day oversight of the Corporation’s and its subsidiaries’ business (but cannot make decisions which would require Board approval), (ii) making recommendations to the Board for Board action and (iii) recommending the agenda for every meeting of the Board. Neither the Corporation nor the Board may dissolve the Operating Council while Platinum meets the Platinum Ownership Threshold (as defined in the Stockholders Agreement, the “Platinum Ownership Threshold”) without Platinum’s prior written consent.

While Platinum meets the Platinum Ownership Threshold, it shall have the right to nominate all of the members of the Operating Council, which members may be directors, officers or employees of the Corporation or any other Persons selected by Platinum; provided, however, that such members shall include the chairperson of the Board, the chief executive officer and the chief financial officer. While any of Blackstone, Capitol and the NESCO Holder (each as defined in the Stockholders Agreement) has the right to designate one (1) director to the Board pursuant to the Stockholders Agreement and has so designated a director, it may designate an observer to the Operating Council and the Operating Council shall furnish to such observer at the same time provided to the Operating Council (i) notices of all meetings of the Operating Council, and (ii) copies of the materials with respect to all meetings of the Operating Council.

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Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

Subject to the consent rights granted under the Stockholders Agreement, the chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

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5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL, (ii) the Certificate of Incorporation and (iii) the Stockholders Agreement, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

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7.8 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 Transfer of Stock.

Subject to the Stockholders Agreement, shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.12 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

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Article VIII - Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other Person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(iii) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(iv) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(v) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(vi) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a Person in connection with a Proceeding initiated by such Person only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Person to repay all amounts advanced if it should be ultimately determined that the Person is not entitled to be indemnified under this Article IX or otherwise.

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9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement (including the Stockholders Agreement), vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation shall purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

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9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such Person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer appointed pursuant to Article V, and to any vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the Certificate of Incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

Subject to the Stockholders Agreement, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), Personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

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“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Article XII - Conflicts

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

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Nesco Holdings, Inc.

Certification of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Nesco Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [    ], 2021, effective as of [     ], 2021 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [     ] day of [     ], 2021.

/s/

[Name]

[Title]

Exhibit C

Final Form

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NESCO HOLDINGS, INC.

The present name of the corporation is Nesco Holdings, Inc. The corporation was incorporated under the name “Nesco Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 30, 2019. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the corporation is Nesco Holdings, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (“DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 510,000,000 of which 500,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. Common Stock.

1. General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4. Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

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FIFTH:

1. The provisions of this Article Fifth shall be subject to the terms of that certain [Stockholders Agreement, dated as of [__], 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, an affiliate of Platinum Equity Advisors, LLC (“Platinum”), an affiliate of Blackstone Management Partners L.L.C. (“Blackstone”), ECP (as defined below), Capitol (as defined below) and the Management Holders (as defined therein)] and the rights of the holders of any outstanding shares of Preferred Stock. The Board of Directors (other than directors elected by holders of Preferred Stock voting separately) shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the 2020 Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the 2021 Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the 2022 Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

2. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws so provide.

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B. In furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, and subject to the rights granted pursuant to the Stockholders Agreement, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided, however, that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

E. At any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. At any time when the ownership thresholds of the first sentence of this paragraph are not fulfilled, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

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F. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors and, at any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 5% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the Chairman of the Board of Directors shall call such meeting at the request of Platinum from time to time.

SEVENTH:

A. The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Seventh, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Seventh, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Seventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

C. Without limiting the generality of the foregoing, the Corporation hereby acknowledges that the directors designated by Platinum, Blackstone, ECP or Capitol pursuant to Section 1.1 of the Stockholders Agreement may have certain rights to indemnification, advancement of expenses and/or insurance provided by Platinum, Blackstone, ECP or Capitol, as applicable, and certain of their respective affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation or the Bylaws of (or any other agreement between the Corporation and such persons), without regard to any rights such persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such persons with respect to any claim for which such persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such persons against the Corporation. The Corporation and each such person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Article Seventh.

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EIGHTH:

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery (or the federal district court for the District of Delaware or other state court of the State of Delaware, as applicable) having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

B. If any provision or provisions of this Article Eighth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eighth (including, without limitation, each portion of any sentence of this Article Eighth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

NINTH: In addition to any vote or consent required under the Stockholders Agreement, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

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TENTH:

A. Corporate Opportunity - Scope. The provisions of this Article Tenth are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) Energy Capital Partners, LLC, a Delaware limited liability company, Energy Capital Partners II, LLC, a Delaware limited liability company, Energy Capital Partners III, LLC, a Delaware limited liability company, Energy Capital Partners Mezzanine, LLC, a Delaware limited liability company, Energy Capital Partners IV, LLC, a Delaware limited liability company, Energy Capital Partners Credit Solutions II, LLC, a Delaware limited liability company, ECP ControlCo, LLC, a Delaware limited liability company, Energy Capital Partners Holdings, LP, a Delaware limited partnership, ECP Feeder, LP, a Delaware limited partnership and ECP Management GP, LLC, a Delaware limited liability company (collectively, “ECP”), and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with ECP), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (ii) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company (collectively, “Capitol”), Mark Ein, L. Dyson Dryden, William Plummer and Jeff Stoops and each of their respective affiliates, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (iii) Platinum and its affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Platinum), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees of Platinum or any of the foregoing, including any of the foregoing who serve as officers or directors of the Corporation and (iv) Blackstone and its affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Blackstone), successors, directly or indirectly managed funds or vehicles and partners, principals, directors, officers, members, managers and employees of Blackstone or any of the foregoing, including any of the foregoing who serve as officers or directors of the Corporation; provided, however, that Exempted Persons shall not include the Corporation or any of its subsidiaries.

B. Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, however, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to any such corporate opportunity that is expressly and exclusively offered to a director or officer of the Corporation in his or her capacity as such.

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C. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Tenth, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D. Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article Tenth in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article Tenth shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

E. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

ELEVENTH:

A. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

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C. For purposes of this Article Eleventh, references to:

1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2. “associate,” when used to indicate a relationship with any person, means:

(i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Permitted Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of Platinum, Blackstone, ECP, Capitol or any of their respective affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

4. “Permitted Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Permitted Direct Transferee or any other Permitted Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

5. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article Eleventh is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Eleventh, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

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7. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) Platinum, ECP, Capitol, Blackstone, any Permitted Direct Transferee, any Permitted Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, however, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly;

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

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9. “person” means any individual, corporation, partnership, unincorporated association or other entity.

10. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11. “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

TWELFTH: For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of this Certificate of Incorporation and those contained in the Stockholders Agreement, the terms of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof (which provisions hereof shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement) and shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by on this [ ] day of [ ], 2021.

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Nesco Holdings, Inc. A&R Certificate of Incorporation]